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Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-212713

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 12, 2016)

7,000,000 American Depositary Shares

Representing 42,000,000 Ordinary Shares
$6.00 per ADS

        We are selling 42,000,000 ordinary shares in the form of American Depositary Shares, or ADSs in a registered direct offering at a negotiated price of $6.00 per ADS directly to an accredited investor pursuant to this prospectus supplement and the accompanying prospectus and purchase agreement with such investor. The ADSs will be evidenced by American Depositary Receipts, or ADRs, and each ADS represents the right to receive 6 ordinary shares.

        The ADSs are listed on The Nasdaq Global Select Market under the symbol "ADAP." On April 4, 2017, the last reported sale price of the ADSs on The Nasdaq Global Select Market was $6.07 per ADS.

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

        Investing in the ADSs involves risks. See "Risk Factors" beginning on page S-4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Registered Direct Offering Price	$6.00	$42,000,000

Proceeds to Adaptimmune (before expenses)	$6.00	$42,000,000

        Delivery of the ADSs is expected to be made on or about April 10, 2017.

April 5, 2017

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of England and Wales. Some of our directors and officers reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a United States court. There is doubt as to the enforceability in the United Kingdom, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein,

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provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under "Where You Can Find More Information." These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. Neither we nor the purchaser have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        Unless otherwise indicated or the context otherwise requires, "Adaptimmune," the "Group," the "Company," "we," "us" and "our" refer to Adaptimmune Therapeutics plc and its consolidated subsidiaries, except where the context otherwise requires. "Adaptimmune" and "SPEAR" are registered trademarks of Adaptimmune.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the financial statements and other documents incorporated by reference in this prospectus supplement may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus supplement, the accompanying prospectus and the financial statements and other documents that we incorporate by reference in this prospectus supplement are forward-looking statements.

        These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

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  our ability to advance our NY-ESO SPEAR T-cells to a point where GlaxoSmithKline, or GSK, exercises the option to license the product and the scope and timing of performance of our ongoing collaboration with GSK;

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  •
  our ability to successfully advance our MAGE-A10, MAGE-A4 and alpha fetoprotein, or AFP, SPEAR T-cells through clinical development and the timing within which we can recruit patients in to and treat patients in our clinical trials;

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  our ability to further develop our commercial manufacturing process for our SPEAR T-cells, transfer such commercial process to third party contract manufacturers and for such third party contract manufactuers to manufacture SPEAR T-cells to the quality and on the timescales we require;

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  the success, cost and timing of our product development activities and clinical trials;

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  our ability to successfully advance our SPEAR T-cell technology platform to improve the safety and effectiveness of our existing SPEAR T-cell candidates and to submit Investigational New Drug Applications, or INDs, for new SPEAR T-cell candidates;

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  the rate and degree of market acceptance of T-cell therapy generally and of our SPEAR T-cells;

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  government regulation and approval, including, but not limited to, the expected regulatory approval timelines for T-cell receptor, or TCR, therapeutic candidates;

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  patents, including, any inability to obtain third party licenses, legal challenges thereto or enforcement of patents against us;

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  the level of pricing and reimbursement for our SPEAR T-cells, if approved for marketing;

  •
  general economic and business conditions or conditions affecting demand for our SPEAR T-cells in the markets in which we operate, both in the United States and internationally;

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  volatility in equity markets in general and in the biopharmaceutical sector in particular;

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  fluctuations in the price of materials and bought-in components;

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  our relationships with suppliers and other third-party providers;

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  increased competition from other companies in the biotechnology and pharmaceutical industries;

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  claims for personal injury or death arising from the use of our SPEAR T-cell candidates;

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  changes in our business strategy or development plans, and our expected level of capital expenses;

  •
  our ability to attract and retain qualified personnel;

  •
  regulatory, environmental, legislative and judicial developments including a regulatory requirement to place any clinical trials on hold or to suspend any trials;

  •
  a change in our status as an emerging growth company under the Jumpstart our Business Startups Act of 2012, or the JOBS Act;

  •
  uncertainty about the future relationship between the United Kingdom and the European Union; and

  •
  additional factors that are not known to us at this time.

        Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2016, which is incorporated by reference herein, as updated by our other SEC filings filed after such Annual Report. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents

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incorporated by reference not to occur. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement might not occur, and our future results and our performance may differ materially from those expressed in such forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement and accompanying prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors" beginning on page S-4 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement.

Overview

        Adaptimmune is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapy products based on its proprietary SPEAR T-cell platform. We have developed a comprehensive proprietary platform that enables us to identify cancer targets, find and genetically engineer TCR, and produce TCR therapeutic candidates for administration to patients. The Company engineers TCRs to increase their affinity to cancer specific peptides in order to destroy cancer cells in patients. Adaptimmune has Phase 1/2 clinical trials ongoing with our NY-ESO and MAGE-A10 SPEAR T-cells and during 2016 opened two additional INDs for our AFP and MAGE A-4 SPEAR T-cells. Our NY-ESO SPEAR T-cell has shown promising initial results in clinical trials with a 50% response rate and 18-month median survival rate reported in synovial sarcoma (a solid tumor) and a 91% response rate at day 100 post autologous stem cell transplant in multiple myeloma. The NY-ESO SPEAR T-cell has shown a promising tolerability profile to date in all clinical trials. Our NY-ESO SPEAR T-cell therapy has breakthrough therapy designation in the United States and has also received orphan drug designation from the FDA and European Commission for the treatment of soft tissue sarcoma. The EMA has also granted PRIME regulatory access for the Company's NY-ESO SPEAR T-cell therapy for the synovial sarcoma indication. We expect further clinical data during 2017. In addition, we continue to use our SPEAR T-cell platform to identify further target peptides which provide additional coverage for any existing indications or which show high expression in specific cancers. We have identified over 30 intracellular target peptides and have 12 research programs evaluating these peptides. The NY-ESO SPEAR T-cell program is subject to a collaboration and license agreement with GSK under which GSK has an option to obtain an exclusive worldwide license to the NY-ESO SPEAR T-cell program. In February 2016, the GSK Collaboration and License Agreement was expanded to accelerate the development of the NY-ESO SPEAR T-cells towards pivotal trials in synovial sarcoma, as well as the exploration of development of NY-ESO SPEAR T-cells in MRCLS. The amendment also provides the opportunity for up to eight combination studies using NY-ESO SPEAR T-cells. The Company achieved development milestones under the GSK Collaboration and License Agreement of $17.4 million in the year ended December 31, 2016.

Corporate Information

        Our registered and principal executive offices are located at 101 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom, our general telephone number is (+44) 1235 430000 and our corporate website address is www.adaptimmune.com. Our website and the information contained on or accessible through our website are not part of this prospectus supplement. Our agent for service of process in the United States is our subsidiary, Adaptimmune LLC, located at 351 Rouse Boulevard, The Navy Yard, Philadelphia PA 19112, United States. Since May 6, 2015, our ADSs, which each represent 6 ordinary shares, have been listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol "ADAP."

Implications of Being an "Emerging Growth Company"

        We qualify as an "emerging growth company" as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

        We may take advantage of these provisions for a period of five years following the completion of our initial public offering (2020) or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

 THE OFFERING

ADSs offered by us	7,000,000 ADSs (with each ADS representing six ordinary shares).
ADSs outstanding after the offering	93,496,071
Ordinary shares outstanding after the offering	560,976,430
Depositary	Citibank, N.A.
Use of proceeds

We intend to use the net proceeds from this offering to advance our wholly-owned pipeline of SPEAR T-cell candidates through clinical trials as well as for other general corporate purposes. See "Use of Proceeds."

Risk factors

You should read the "Risk Factors" section of this prospectus supplement and in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to purchase our ADSs.

Nasdaq Global Select Market Symbol	ADAP

        Unless otherwise indicated, all information in this prospectus supplement, including information relating to the number of ordinary shares to be outstanding immediately after the completion of this offering:

  •
  excludes 68,008,266 of our ordinary shares issuable upon the exercise of options outstanding as of March 27, 2017; and

  •
  excludes up to a maximum of 14,357,463 ordinary shares potentially issuable to employees, consultants and directors under our equity incentive plans.

RISK FACTORS

        Our business, and an investment in the securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by other SEC filings filed after such report. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks may cause you to lose all or part of your investment.

Risks Related to Our ADSs and this Offering

If you purchase ADSs in this offering, you will suffer immediate dilution of your investment.

        The offering price per ADS in this offering may exceed the net tangible book value per ADS outstanding prior to this offering. Therefore, if you purchase ADSs in this offering, you may pay a price per ADS that exceeds our as adjusted net tangible book value per ADS after this offering. To the extent outstanding options are exercised, you will incur further dilution. Assuming that an aggregate of 7,000,000 of our ADSs are sold at a price of $6.00 per ADS pursuant to this prospectus supplement, for aggregate net proceeds of $41.7 million after deducting estimated aggregate offering expenses payable by us, you would experience immediate dilution of $0.52 per ordinary share, or $3.13 per ADS, representing the difference between our as adjusted net tangible book value per ordinary share as of December 31, 2016, after giving effect to this offering and the offering price. See "Dilution."

We do not anticipate paying cash dividends, and accordingly, holders of our ADSs must rely on appreciation in the price of the ADSs for any return on their investment.

        We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our ADSs will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our ADS price and trading volume could decline.

        The trading market for our ADSs depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our ADSs or change their opinion of our ADSs, our ADS price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our ADS price or trading volume to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus supplement and the accompanying prospectus, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by the ADSs on an individual basis. Holders of the ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the ordinary shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is unlawful or impracticable to make them available to holders of ADSs.

        The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares that your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impracticable to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impracticable to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

 USE OF PROCEEDS

        We estimate that we will receive total estimated net proceeds from this offering of approximately $41.7 million.

        We currently intend to use the net proceeds of this offering to advance our wholly-owned pipeline of SPEAR T-cell candidates through clinical trials as well as for other general corporate purposes. Although it is difficult to predict future capital requirements, we believe that the net proceeds from this offering, together with our existing cash resources and expected revenue contributions from our GSK collaboration and license agreement, will provide us with adequate cash resources to fund our operations until late 2019.

        Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business conditions. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs, including a change in our planned course of development or the termination of a clinical program necessitated by the results of data received from clinical trials or otherwise, the amount and timing of additional revenues, if any, received from our GSK collaboration and license agreement and whether we enter into future collaborations. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

 DILUTION

        If you invest in our ADSs in this offering, your ownership interest will be diluted immediately to the extent of the difference between the price per ADS you pay in this offering and the net tangible book value per ADS after this offering.

        Our net tangible book value as of December 31, 2016 was $164.9 million, or $0.39 per ordinary share ($2.33 per ADS), based on 424,775,092 ordinary shares then outstanding. After giving effect to the issuance by us of 94,201,338 ordinary shares (15,700,223 ADSs) on March 27, 2017 in a public offering for net proceeds of $61.8 million, our net tangible book value would have been $226.7 million immediately prior to this offering, or $0.44 per ordinary share ($2.62 per ADS) based on 518,976,430 ordinary shares then outstanding. After giving effect to the assumed sale by us of 7,000,000 ADSs at a public offering price of $6.00 per ADS, less the estimated offering expenses payable by us, our net tangible book value at December 31, 2016 would have been $268.4 million, or $0.48 per ordinary share ($2.87 per ADS). This represents an immediate increase in net tangible book value of $0.04 per ordinary share ($0.25 per ADS) to existing shareholders and an immediate dilution of $0.52 per ordinary share ($3.13 per ADS) to the investor in this offering. The following table illustrates this per ADS dilution. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of ADSs sold and other terms of the offering determined at the time our ADSs are sold pursuant to this prospectus supplement.

Registered direct offering price per ADS		$6.00
Net tangible book value per ADS as of December 31, 2016	$2.62
Increase per ADS attributable to the new investor purchasing ADSs in this offering	$0.25
As adjusted net tangible book value per ADS after giving effect to this offering		$2.87

Dilution per ADS to the new investor		$3.13

        The above discussion and table are based on 518,976,430 ordinary shares outstanding as of March 27, 2017 and excludes 68,008,266 of our ordinary shares issuable upon the exercise of options outstanding as of March 27, 2017, at a weighted average exercise price of £0.59 per ordinary share.

        To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, the issuance of such securities may result in further dilution to our ADS holders.

        The share information above also:

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  excludes up to a maximum of 14,357,463 ordinary shares potentially issuable to employees, consultants and directors under our equity incentive plans.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Name	Age	Position
David M. Mott	51	Chairman of the Board of Directors
Lawrence M. Alleva	67	Non-Executive Director
Ali Behbahani, M.D.	40	Non-Executive Director
Barbara Duncan	52	Non-Executive Director
Giles Kerr	57	Non-Executive Director
Elliott Sigal, Ph.D, M.D.	65	Non-Executive Director
Peter Thompson, M.D.	57	Non-Executive Director
Tal Zaks, Ph.D, M.D.	51	Non-Executive Director
James Noble	57	Chief Executive Officer and Director

        David M. Mott.    Mr. Mott has served as our Chairman since January 2017 and as a Non-Executive Director since September 2014, initially in a capacity as a nominee of New Enterprise Associates 14 LP (NEA), one of our shareholders. Mr. Mott has served as a General Partner of NEA, an investment firm focused on venture capital and growth equity investments, since 2008, and leads its healthcare investing practice. He was formerly President and Chief Executive Officer of MedImmune LLC, a subsidiary of AstraZeneca Plc, and Executive Vice President of AstraZeneca Plc. From 1992 to 2008, Mr. Mott worked at MedImmune and served in roles including Chief Operating Officer, Chief Financial Officer, President and Chief Executive Officer. Prior to joining MedImmune, Mr. Mott was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. He is currently a member of the board of directors of Ardelyx, Epizyme and Tesaro, as well as several private companies, including 3-V Biosciences and Cydan, and has previously served on numerous public and private company boards in the biopharmaceutical industry, including Shire Pharmaceuticals, Ambit Pharmaceuticals, Onthera Pharmaceuticals, Prosensa Holding BV, Zyngenia and Conceptis. Mr. Mott received a bachelor of arts degree from Dartmouth College. Our Board of Directors believes Mr. Mott's qualifications to serve as a member of our board include his financial expertise, his experience as a venture capital investor, his extensive experience in the pharmaceutical industry and his years of experience in his leadership roles as a director and executive officer.

        Lawrence M. Alleva.    Mr. Alleva has served as a Non-Executive Director since March 2015. Mr. Alleva is a former partner with PricewaterhouseCoopers LLP (PwC), where he worked for 39 years from 1971 until his retirement in June 2010, including 28 years' service as a partner. Mr. Alleva worked with numerous pharmaceutical and biotechnology companies as clients and, additionally, served PwC in a variety of office, regional and national practice leadership roles, most recently as the U.S. Ethics and Compliance Leader for the firm's Assurance Practice from 2006 until 2010. Mr. Alleva currently serves as a director for public companies Tesaro Inc. (NASDAQ: TSRO), Bright Horizons Family Solutions Inc. (NYSE: BFAM) and Mirna Therapeutics Inc. (NYSE: MIRN), and chairs the audit committee for those companies. He previously served on the board of GlobalLogic, Inc. through the sale of the company in 2013 and also chaired the audit committee. Mr. Alleva is a Certified Public Accountant (inactive). He received a B.S. degree in Accounting from Ithaca College and attended Columbia University's Executive MBA non-degree program. Our Board of Directors believes Mr. Alleva's qualifications to serve as a member of our board include his financial expertise, his extensive experience working with public companies on corporate finance and accounting matters as a Certified Public Accountant (inactive), his experience serving as a director on other corporate boards and his experience in a senior leadership role at PwC.

        Ali Behbahani, M.D.    Dr. Behbahani has served as a Non-Executive Director since September 2014, initially in a capacity as a nominee of NEA, one of our shareholders. Dr. Behbahani has been a Partner on the healthcare team at NEA since 2013, having worked for the fund since 2007, specializing in investments in the biopharmaceutical, medical device, specialty pharmaceutical and healthcare services sectors. He is also currently a member of the board of directors of Nevro Corp. and CRISPR Therapeutics AG. He also serves on the board of directors of several private companies, including Solace Therapeutics, Inc., ClarVista Medical, Inc. and NKarta, Inc. He has previously worked as a consultant in business development at The Medicines Company and held positions as a Venture Associate at Morgan Stanley Venture Partners from 2000 to 2002 and as a Healthcare Investment Banking Analyst at Lehman Brothers from 1998 to 2000. Dr. Behbahani conducted basic science research in the fields of viral fusion inhibition and structural proteomics at the National Institutes of Health and at Duke University. He holds an M.D. degree from The University of Pennsylvania School of Medicine and an MBA from the Wharton School of the University of Pennsylvania. Our Board of Directors believes Dr. Behbahani's qualifications to serve as a member of our board include his financial expertise, his experience as a venture capital investor, his extensive experience in the healthcare industry and his years of experience in his leadership roles as a director and executive officer.

        Barbara Duncan.    Ms. Duncan has served as a Non-Executive Director since June 2016. She has over 15 years of experience in the life sciences industry and served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) from May 2009 to 2016 and as Chief Financial Officer and then Chief Executive Officer at DOV Pharmaceuticals, Inc. from 2001 to 2009. Prior to joining DOV, Ms. Duncan served as Vice President of Corporate Finance—Global Healthcare at Lehman Brothers Inc. from 1998 to 2001, and as Director of Corporate Finance at SBC Warburg Dillon Read Inc. from 1994 to 1998. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan currently serves as a director for public companies Aevi Genomic Medicine (NASDAQ: GNMX), Jounce Therapeutics, Inc. (NASDAQ: JNCE) and Innoviva, Inc. (NASDAQ: INVA), and for privately-held companies, Edgemont Pharmaceuticals, LLC and Observa, Inc. She holds an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from Louisiana State University. Our Board of Directors believes Ms. Duncan's qualifications to serve as a member of our board include her financial expertise, her extensive experience in the healthcare industry and her years of experience in her leadership roles as a director and executive officer.

        Giles Kerr.    Mr. Kerr has served as a Non-Executive Director since November 2016. He has substantial commercial and financial experience gained from service on numerous public and private company boards and as an audit partner. Mr. Kerr has served as Director of Finance of the University of Oxford since 2005. He also currently serves as a Board member and Audit Committee member of public companies BTG plc (LSE: BTG), Paypoint plc (LSE: PAY) and Senior plc (LSE: SNR) as well as on the boards of several private companies, including Quanta Dialysis Technologies Ltd, Oxford Sciences Innovation plc and Oxford Capital Fund. Mr. Kerr previously served in roles of increasing seniority at Amersham plc since 1990, including as Chief Financial Officer and a Board member from 1997 to 2004, when the company was acquired by GE Healthcare, and as a director of Victrex plc and of Elan Corporation Inc. Prior to his role at Amersham, Mr. Kerr was a National Partner with Arthur Andersen. He is a Fellow of the Institute of Chartered Accountants of England and Wales and holds a B.A. degree in Economics from the University of York, U.K. Our Board of Directors believes Dr. Kerr's qualifications to serve as a member of our board include his financial expertise, his extensive experience in the healthcare industry and his years of experience in his leadership roles as a director and executive officer.

        Elliott Sigal, M.D., Ph.D.    Dr. Sigal has served as a Non-Executive Director since September 2014 and is a former Executive Vice President and member of the Board of Directors of Bristol-Myers Squibb. He joined BMS in 1997 as head of Applied Genomics, went on to head Discovery Research followed by clinical development and ultimately served as Chief Scientific Officer and President of R&D from 2004 until 2013. Dr. Sigal serves as a board member for the Mead Johnson Nutrition Company, Spark Therapeutics and the Melanoma Research Alliance. He also serves as a senior advisor to the healthcare team of NEA and consults for several biotechnology companies. Dr. Sigal holds an M.D. from the University of Chicago and trained in Internal Medicine and Pulmonary Medicine at the University of California, San Francisco, where he was on faculty from 1988 to 1992. He also holds a B.S., M.S, and Ph.D. in engineering from Purdue University. Our Board of Directors believes Dr. Sigal's qualifications to serve as a member of our board include his extensive experience in the pharmaceutical industry and his years of experience in his leadership roles as a director and executive officer.

        Peter Thompson, M.D.    Dr. Thompson has served as a Non-Executive Director since September 2014, initially in his capacity as a nominee of OrbiMed Private Investments V, L.P. (OrbiMed), one of our shareholders. Dr. Thompson is currently a Private Equity Partner with OrbiMed who brings over 25 years of industry experience. He co-founded and was Chief Executive Officer of Trubion Pharmaceuticals from 2002 to 2009 (NASDAQ: TRBN), co-founded Cleave BioSciences and Corvus Pharmaceuticals (NASDAQ:CRVS), and was previously an executive of Chiron Corporation and Becton Dickinson. Dr. Thompson also serves as a Director on several public and private company Boards including Cardioxyl Pharmaceuticals, Inc., Cleave Biosciences, PMV Pharmaceuticals, Inc., Principia BioPharma, ProNai Therapeutics, Inc., Response BioMedical Corp, and OxOnc Development Inc. He is also an Ernst & Young Entrepreneur of the Year awardee and an Affiliate Professor of Neurosurgery at the University of Washington. He is the inventor on numerous patents, is a board-certified internist and oncologist and was on the staff at the National Cancer Institute following his internal medicine training at Yale University. Our Board of Directors believes Dr. Thompson's qualifications to serve as a member of our board include his financial expertise, his experience as a venture capital investor, his extensive experience in the pharmaceutical industry and his years of experience in his leadership roles as a director and executive officer.

        Tal Zaks, Ph.D, M.D.    Dr. Zaks has served as a Non-Executive Director since November 2016. He has substantial research, development and commercialization experience gained from service in industry and academia. Dr. Zaks has served as the Chief Medical Officer of Moderna Therapeutics, Inc. since March 2015. He previously served as Senior Vice President and Head of Global Oncology at Sanofi Inc, where he was responsible for all aspects of oncology drug discovery, development and commercialization. Dr. Zaks began his industry career at GlaxoSmithKline in the genetics research group, where he built the oncology translational medicine team and led translational research on lapatinib as well as the in-licensing and clinical development of foretinib. In addition to his industry work, Dr. Zaks is an Adjunct Associate Professor of Medicine at the University of Pennsylvania and has served as a volunteer physician at the Philadelphia Veterans Administration Medical Center, treating patients with genitourinary cancers. Dr. Zaks received his M.D. and Ph.D. degrees from the Ben Gurion University in Israel and conducted post-doctoral research at the U.S. National Institutes of Health. He completed his clinical training in internal medicine at Temple University Hospital followed by a fellowship in medical oncology at the University of Pennsylvania. Our Board of Directors believes Dr. Zaks' qualifications to serve as a member of our board include his extensive experience in the biopharmaceutical industry and his years of experience in his leadership roles as an executive officer.

        James Noble.    Mr. Noble has served as our full-time Chief Executive Officer since March 2014 and part-time CEO from July 2008 to March 2014 and is one of our co-founders. From July 2008 until March 2014, Mr. Noble was also part-time CEO of Immunocore Limited. Mr. Noble has 24 years of experience in the biotech industry. He has held numerous non-executive director positions including at

CuraGen Corporation, PowderJect Pharmaceuticals plc, Oxford GlycoSciences plc, MediGene AG, and Advanced Medical Solutions plc. Mr. Noble is also Deputy Chairman of GW Pharmaceuticals plc (NASDAQ: GWPH). Mr. Noble qualified as a chartered accountant with PwC and spent seven years at the investment bank Kleinwort Benson Limited, where he became a director in 1990. He then joined British Biotech plc as Chief Financial Officer from 1990 to 1997. Mr. Noble was previously Chief Executive Officer of Avidex Limited, a privately held biotechnology company that was our predecessor, from 2000 to 2006. Mr. Noble holds an MA from the University of Oxford. Our Board of Directors believes Mr. Noble's qualifications to serve as a member of our board include his financial expertise, his extensive experience in the biopharmaceutical industry and his years of experience in his leadership roles as a director and executive officer.

Executive Officers

Name	Age	Position
James Noble	57	Chief Executive Officer and Director
William Bertrand	52	Chief Operating Officer
Helen Tayton-Martin, Ph.D	50	Chief Business Officer
Rafael Amado, M.D.	53	Chief Medical Officer
Adrian Rawcliffe	44	Chief Financial Officer
Gwendolyn Binder-Scholl, Ph.D	42	Chief Technology Officer, Adaptimmune LLC

        William Bertrand.    Mr. Bertrand has served as our Chief Operating Officer since March 2017 and is responsible for a range of operational functions including compliance, risk management, human resources and legal/IP. Mr. Bertrand's prior experience includes a 12 year tenure at MedImmune, where he served as its first General Counsel and Chief Compliance Officer, along with holding a variety of operational and corporate strategy roles. He has also formerly served as Executive Vice President, General Counsel for Infinity Pharmaceuticals, Inc., and as Senior Vice President, Acting Chief Operating Officer and General Counsel for Salix Pharmaceuticals, where he remained as General Manager to help finalize the integration of the company's $14 billion acquisition by Valeant Pharmaceuticals in April 2015. He is currently a member of the board of directors of Ardelyx, Inc. (NASDAQ: ARDX) and has served as a member of the board of directors of several private companies including Trustwave Holdings and Inotek Pharmaceuticals. Mr. Bertrand received a J.D. from the University of Wisconsin and a B.S. in biology from Wayne State University.

        Helen Tayton-Martin, Ph.D.    Dr. Tayton-Martin transitioned to become Adaptimmune's Chief Business Officer in March 2017, having served as Chief Operating Officer since 2008. She is responsible for optimizing the strategic and commercial opportunity for the Company's assets, leading on business development and commercial activities. Her role encompasses all aspects of pipeline and technology assessment, strategic portfolio analysis, integrated program management, commercial planning and partnerships, including our strategic partnership with GSK. Dr. Tayton-Martin has 25 years of experience working within the pharmaceutical, biotech and consulting environment in disciplines across preclinical and clinical development, outsourcing, strategic planning, due diligence and business development. She co-founded Adaptimmune from Avidex Limited (subsequently Medigene), where she was responsible for commercial development of the soluble TCR program in cancer and HIV therapy from 2005 to 2008. Dr. Tayton-Martin holds a Ph.D. in molecular immunology from the University of Bristol, U.K. and an M.B.A. from London Business School.

        Rafael Amado, M.D.    Dr. Amado has served as our Chief Medical Officer since March 2015 and has 12 years of experience within the biotech and pharmaceutical industries. Dr. Amado leads our clinical strategy and is responsible for our clinical trials across the U.S. and Europe under our strategic collaboration with GSK (LSE/NYSE: GSK), as well as leading the development of our pipeline of wholly-owned research programs. He formerly served as Senior Vice President and Head of Oncology R&D at GSK, where he was responsible for integrating oncology R&D activities, from drug target identification to clinical development and registration globally. Dr. Amado joined GSK in 2008 as Vice President of Clinical Development, and served in positions of increasing responsibility, including Senior Vice President and Head of Oncology Clinical Development. He oversaw the development and registration globally of over fifteen novel indications across six products and led the development of a pipeline of products in novel areas of cancer biology. Prior to joining GSK, Dr. Amado was Executive Director of Therapeutic Oncology at Amgen from 2003 to 2008 where he was responsible for development activities of several assets. Dr. Amado trained as a Hematologist/Oncologist at the University of California, Los Angeles, where he remained as faculty for eight years until joining Amgen in 2003. He holds an M.D. from the University of Seville School of Medicine, and performed his residency in Internal Medicine at Michael Reese Hospital, a University of Chicago Affiliated Hospital, and his fellowship in Hematology/Oncology at the University of California, Los Angeles.

        Adrian Rawcliffe.    Mr. Rawcliffe has served as our Chief Financial Officer since March 2015 and leads our financial strategy and operations, as well as Investor Relations, corporate communications, global IT and facilities. He has 17 years of experience within the pharmaceutical industry and most recently served as Senior Vice President, Finance of GSK's North American Pharmaceuticals business. Mr. Rawcliffe currently serves as a non-executive director of WAVE Life Sciences (NASDAQ: WVE). Mr. Rawcliffe joined GSK in 1998 and his other senior roles at the company included Senior Vice President Worldwide Business Development and R&D Finance, where he was responsible for all business development and finance activities for GSK's Pharmaceuticals R&D business and Managing Partner and President of SR One Ltd, GSK's venture-capital business. Mr. Rawcliffe qualified as a chartered accountant with PwC and holds a B.Sc. degree in Natural Sciences from the University of Durham, U.K..

        Gwendolyn Binder-Scholl, Ph.D.    Dr. Binder-Scholl has served as our Chief Technology Officer since February 2016. Prior to assuming this position, Dr. Binder-Scholl was Executive Vice President of Adaptimmune LLC and Head of Translational Sciences. She has also previously served in senior clinical, regulatory and operational roles in the company since March 2011. As CTO, Dr. Binder-Scholl leads our Manufacturing Development and Translational Science operations and oversees the UK research team. Her strategic focus is on optimizing the therapeutic potential of Adaptimmune's product through directed translational research across correlative clinical and manufacturing development. As well as her leadership of manufacturing operations, she oversees process development and the co-ordination of Research operations more broadly, integrating pipeline and second generation T-cell research with clinical outcomes. Dr. Binder-Scholl has 14 years of industry and academic experience in cellular and gene therapy translational research and development, with prior roles including Director of Translational Research Operations at the University of Pennsylvania from 2006 to 2011 and Director of Scientific Affairs at Virxsys Corporation. Dr. Binder-Scholl is a biochemistry and molecular biology graduate of Wells College with a Ph.D. in cellular and molecular medicine from Johns Hopkins University.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website. Any amendment to this code, or any waivers of its requirements, will be disclosed on our website.

Committees of our Board of Directors

        Our Board of Directors has three standing committees: the Audit Committee; the Remuneration Committee; and the Corporate Governance and Nominating Committee. The charters for each of these committees can be found on our website.

Name	Audit	Remuneration	Corporate Governance and Nominating
David M. Mott		Chair	Chair
Lawrence M. Alleva	Chair
Ali Behbahani, M.D.			X
Barbara Duncan	X
Giles Kerr	X		X
Elliott Sigal, Ph.D, M.D.			X
Peter Thompson, M.D.		X
Tal Zaks, Ph.D, M.D.		X

Audit Committee

        Our Audit Committee is currently composed of Mr. Alleva, Ms. Duncan and Mr. Kerr, with Mr. Alleva serving as chairman of the committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of The NASDAQ Global Market. Our Board of Directors has determined that each of Mr. Alleva, Ms. Duncan and Mr. Kerr is an "audit committee financial expert" within the meaning of SEC regulations and the applicable listing standards of The NASDAQ Global Market. The Audit Committee held eight meetings during 2016. The Audit Committee's responsibilities include:

  •
  overseeing and reviewing our internal controls, accounting policies and financial reporting and provide a forum through which our independent registered public accounting firm reports;

  •
  meeting at least once a year with our independent registered public accounting firm without executive Board members present;

  •
  overseeing the activities of our independent registered public accounting firm, including their appointment, reappointment or removal, as well as monitoring of their objectivity and independence;

  •
  considering the fees paid to the independent registered public accounting firm and determine whether the fee levels for non-audit services, individually and in aggregate, relative to the audit fee are appropriate to enable an effective and high quality audit to be conducted; and

  •
  maintaining oversight over related person transactions to ensure that they are appropriately disclosed and to make recommendations to the Board of Directors regarding authorization, and for considering noteworthy questions of possible conflicts of interest involving directors.

Remuneration Committee

        Our Remuneration Committee is currently composed of Mr. Mott, Dr. Thompson and Dr. Zaks, with Mr. Mott serving as chairman of the committee. Our Board of Directors has determined that each member of the Remuneration Committee is "independent" as defined under the applicable listing standards of The NASDAQ Global Market. The Remuneration Committee held five meetings during 2016. The Remuneration Committee's responsibilities include:

  •
  reviewing corporate goals and objectives relevant to the compensation of our senior executive officers and making recommendations concerning such objectives to the Board of Directors;

  •
  appointing, compensating and overseeing the work of any compensation consultant or other advisor retained by the Remuneration Committee;

  •
  reviewing the performance of our senior executive officers and our Chief Executive Officer who is our sole executive director;

  •
  setting the policy for the remuneration of the senior executive officers and executive directors and the basis of their service and employment agreements with due regard to the interests of the shareholders;

  •
  reviewing and approving the compensation of our senior executive officers other than our Chief Executive Officer;

  •
  making recommendations to the Board of Directors with respect to the compensation of the Chief Executive Officer and the Non-Executive Directors;

  •
  determining the allocation of awards under our share option schemes to our senior executive officers, making recommendations to the Board of Directors with respect to the allocation of option awards to our Chief Executive Officer and setting the overall allocation of option awards to our employees and consultants;

  •
  producing a directors' remuneration policy and an annual directors' remuneration report to be included in our U.K. statutory annual report and financial statements; and

  •
  producing a remuneration committee report on executive compensation when required by the rules of the SEC to be included in our annual proxy statement.

        No individual will participate in discussion or decisions concerning his or her own remuneration. None of the members of our Remuneration Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Remuneration Committee or the remuneration committee of any entity that has one or more executive officers serving on our Board of Directors.

Corporate Governance and Nominating Committee

        Our Corporate Governance and Nominating Committee is composed of Mr. Mott, Dr. Behbahani, Mr. Kerr and Dr. Sigal, with Mr. Mott serving as chairman of the committee. Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is "independent" as defined under the applicable listing standards of The NASDAQ Global Market. The Corporate Governance and Nominating Committee held four meetings during 2016. The Nominating and Corporate Governance Committee's responsibilities include:

  •
  reviewing the structure, size and composition of the Board of Directors;

  •
  recommending to our Board of Directors individuals to be nominated for election as directors and to each of the committees of our Board;

  •
  supervising the selection and appointment process of directors;

  •
  making recommendations to the Board of Directors with regard to any changes and using an external search consultant if considered appropriate;

  •
  appointing, compensating and overseeing the work of any search firm or other advisor retained by the Committee;

  •
  making final recommendations to the Board of Directors with respect to new appointments, which includes meeting the candidate prior to approving the appointment;

  •
  overseeing the induction of new directors and providing appropriate training to the Board of Directors during the course of the year in order to ensure that they have the knowledge and skills necessary to operate effectively; and

  •
  evaluating the performance of the Board of Directors, both on an individual basis and for the Board of Directors as a whole, taking into account such factors as attendance record, contribution during board meetings and the amount of time that has been dedicated to board matters during the course of the year.

Independence of our Board of Directors

        Our Board of Directors has determined that all of our directors, other than Mr. Noble, qualify as "independent" directors in accordance with the independence requirements under the applicable listing standards of The NASDAQ Global Market as well as applicable rules promulgated by the SEC. Mr. Noble is not considered independent because he is an employee of the Company.

        Our Board of Directors has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

        Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent.

Board Oversight of Risk Management

        Our management is primarily responsible for assessing and managing risk, while our Board of Directors is responsible for overseeing management's execution of its responsibilities. Our Board of Directors is supported by its committees in fulfillment of this responsibility. For example, our Audit Committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies as well as ensuring the integrity of our financial statements and periodic reports. Our Remuneration Committee strives to create incentives that encourage an appropriate level of risk-taking consistent with our business strategy. Finally, our Corporate Governance and Nominating Committee ensures that our governance policies and procedures are appropriate in light of the risks we face. Our Chief Executive Officer, Mr. Noble, serves on our Board of Directors; however, he does not serve as Chairman of the Board of Directors. Mr. Mott serves as Chairman of the Board of Directors.

Director Nomination Process

        The Corporate Governance and Nominating Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The criteria that the Corporate Governance and Nominating Committee and the Board of Directors look for in determining candidates for election to the Board, include, among others:

  •
  the highest personal and professional ethics, integrity and values;

  •
  commitment to representing the long-term interests of the Company's shareholders;

  •
  independence under the standards promulgated by The NASDAQ Global Market; and

  •
  ability to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties on our behalf, including attending all Board of Directors and applicable committee meetings.

        It is the Corporate Governance and Nominating Committee's policy that the composition of the Board of Directors reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, corporate governance, and biotechnology and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

        The Corporate Governance and Nominating Committee's policy does not contemplate any disparate treatment of management nominees versus those put forth by our shareholders. To date, the Committee has worked with Egon Zehnder, an independent global board and executive search firm, to assist in identifying and evaluating potential nominees against role specifications.

Shareholder Recommendations and Nominees

        It is the policy of our Board of Directors that the Nominating and Corporate Governance Committee consider both recommendations and nominations for candidates to the Board from shareholders so long as such recommendations and nominations comply with our Articles of Association and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the Corporate Governance and Nominating Committee by writing to our Company Secretary at the Company's registered office address and providing evidence of the shareholder's ownership of our ordinary shares and/or ADSs, the nominee's name, home and business address and other contact information, as well as the nominee's detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and the Company within the last three fiscal years.

        Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Corporate Governance and Nominating Committee. Shareholders who desire to nominate persons directly for election to the Board at an annual general meeting of shareholders must meet the deadlines and other requirements for shareholder proposals at our annual general meeting. Any vacancies on the Board of Directors occurring between our annual general meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next shareholders' meeting at which directors are elected when such director will offer himself/herself for re-election.

Shareholder Communication with the Board of Directors

        It is the policy of our Board of Directors to allow shareholders to communicate with its members. Communications may be addressed to the entire board or to any individual director. All such communications will initially be received and processed by our Company Secretary. Spam, junk mail, advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the Board. Shareholders can contact members of the Board of Directors, by writing care of our Company Secretary at the Company's registered office address.

Section 16(A) Beneficial Ownership Reporting Compliance

        All of our directors, executive officers and any greater than 10 percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish us with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that our Section 16 directors and executive officers complied with all of their applicable Section 16(a) filing requirements.

Executive and Director Compensation

Executive Compensation

        This section discusses the material components of the executive compensation program offered to our named executive officers, or NEOs, identified below. For the year ended December 31, 2016, these NEOs were:

  •
  James Noble, Chief Executive Officer;

  •
  Adrian Rawcliffe, Chief Financial Officer; and

  •
  Rafael Amado, Chief Medical Officer.

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Option awards ($)(4)	Non-equity incentive plan compensation ($)(5)	All other compensation ($)		Total ($)
James Noble(1)	2016	388,395	(3)	1,411,405	97,099	20,465		1,917,364
Chief Executive Officer	2015	442,080	(3)	—	294,720	24,621		761,421
Adrian Rawcliffe	2016	435,000		674,104	117,450	34,262	(6)	1,260,816
Chief Financial Officer(2)	2015	336,452		2,379,693	151,403	42,387	(7)	2,909,935
Rafael Amado	2016	430,000		674,104	116,100	20,290	(8)	1,240,494
Chief Medical Officer(2)	2015	331,358		2,379,693	149,111	31,949	(9)	2,892,111

(1)
Mr. Noble also serves as a director but receives no additional compensation for this service.

(2)
Mr. Rawcliffe and Dr. Amado commenced employment with us on March 16, 2015. The 2015 salary shown for Mr. Rawcliffe represents the pro-rated amount of his base salary of $425,000 and the 2015 salary shown from Dr. Amado represents the pro-rated amount of his base salary of $418,200. The 2015 non-equity incentive plan compensation amounts shown for Mr. Rawcliffe and Dr. Amado are based on 45% of their pro-rated 2015 base salaries.

(3)
Compensation paid to Mr. Noble is denominated in Pounds Sterling. For purposes of this table, all 2016 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2016 (£1/$1.233) and all 2015 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2015 (£1/$1.4736).

(4)
See Item 7—"Share based compensation" and in Note 2 (r) and Note 10 "Share based compensation" to our audited consolidated financial statements, in our Form 10-K for an explanation of the assumptions used in the calculation of these amounts.

(5)
Amount represents sums paid under our annual cash bonus program.

(6)
Consists of Company payments in the amount of (i) $16,962.14 to subsidize city of Philadelphia taxes, (ii) $5,300 in matching contributions under the 401(k) plan and (iii) $12,000 to private health care insurance on behalf of Mr. Rawcliffe.

(7)
Consists of Company payments in the amount of (i) $13,188.94 to subsidize city of Philadelphia taxes, (ii) $20,198 in matching contributions under the 401(k) plan and (iii) $9,000 to private health care insurance on behalf of Mr. Rawcliffe.

(8)
Consists of Company payments in the amount of (i) $14,989.90 to subsidize city of Philadelphia taxes and $5,300 in matching contributions under the 401(k) plan.

(9)
Consists of Company payments in the amount of (i) $11,750.66 to subsidize city of Philadelphia taxes and (ii) $20,198 in matching contributions under the 401(k) plan.

Narrative Disclosure to Summary Compensation Table

        The primary elements of compensation for our NEOs are base salary, annual cash bonuses and long-term, equity-based compensation awards. Our NEOs also participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis and have from time to time received relocation or other expense reimbursements from us.

        Base Salary.    Our NEOs receive base salary to compensate them for the satisfactory performance of duties to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities.

        Our Remuneration Committee periodically reviews NEO base salaries in consultation with management and Willis Towers Watson, an independent compensation consultant, to determine whether any adjustments are necessary or appropriate. The following table shows the annual base salaries of our NEOs for 2016 and 2017. All annual base salary increases were effective January 1 of the given year.

Name	2016 Annual Base Salary ($)	2017 Annual Base Salary ($)
James Noble(1)	388,395	502,854
Adrian Rawcliffe	435,000	443,700
Rafael Amado	430,000	442,900

(1)
Compensation paid to Mr. Noble is denominated in pounds sterling. For purposes of this table, 2016 and 2017 amounts for Mr. Noble in the table above have been converted based on the pound sterling/U.S. dollar exchange rate in effect as of December 31, 2016 (£1/$1.233).

        Annual Cash Bonuses.    Our NEOs have the opportunity to earn annual performance bonuses based on the achievement of short-term performance goals, and which are expressed as a percentage of base salary.

        Our Remuneration Committee generally determines annual bonuses for our NEOs, and the Board determines the annual bonus for our CEO, subject to: (i) objective criteria set forth by the Board of Directors or an authorized delegate thereof on an annual basis; and (ii) the overall performance of the Company and the Group. The initial target annual bonus with effect from January 1, 2017 for Mr. Noble is fifty percent (50%) of his base salary and for each of Mr. Rawcliffe and Dr. Amado is forty-five percent (45%) of his base salary.

        Equity-Based Compensation.    We have historically offered share options to our employees, including our NEOs, as the long-term incentive component of our compensation program. We typically grant options to employees as soon as practicable after they commence employment with us and may thereafter grant additional options in the discretion of our Board of Directors or Remuneration Committee. Our share options allow employees to purchase our ordinary shares at a price equal to the fair market value of our ordinary shares on the date prior to the grant date. Our share options typically vest as to 25% of the shares subject to the option on the first anniversary of the grant date and in monthly installments during the three-year period thereafter, subject to the holder's continued service with us. From time to time, our Board of Directors or Remuneration Committee may also construct alternate vesting schedules as it determines in its sole discretion.

        We awarded share options to our NEOs during 2016 in the following amounts and subject to vesting in accordance with our standard time-based vesting schedule described above:

Named Executive Officer	2016 Options Granted (#)
James Noble	1,968,016
Adrian Rawcliffe	939,948
Rafael Amado	939,948

        Retirement, Health, Welfare and Additional Benefits.    Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan in which our NEOs based in the United States may participate, subject to limits imposed by the Internal Revenue Code, to the same extent as all of our other full-time employees. During 2016, we made discretionary employer matching contributions equal to 50% of the first 4% of the elective contributions made by participants in the 401(k) plan. These matching contributions are subject to a vesting schedule. In addition, we made a 3% discretionary Safe Harbor match which is fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. We do not typically provide any perquisites or special personal benefits to our NEOs, but have from time to time reimbursed amounts associated with relocation and other expenses for our NEOs.

Outstanding Equity Awards at 2016 Fiscal Year-End

        The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2016. All options are options to purchase ordinary shares.

Name	First date some or all options are exercisable		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options(#) unexercisable(1)	Option exercise Price ($)(2)	Option expiration date
James Noble	3/31/2014	(3)	1,055,000	280,000	0.1671	03/30/2024
	3/31/2015	(4)	219,000	219,100	0.1671	03/30/2024
	12/19/2015	(5)	1,749,800	1,750,200	0.5308	12/19/2024
	01/18/2017	(6)	0	1,968,016	1.2717	01/18/2026
Adrian Rawcliffe	03/16/2016	(7)	1,575,000	2,025,000	0.74	03/16/2025
	01/18/2017	(8)	0	939,948	1.2717	01/18/2026
Rafael Amado	03/16/2016	(7)	1,575,000	2,025,000	0.74	03/16/2025
	01/18/2017	(8)	0	939,948	1.2717	01/18/2026

(1)
Vesting of all options is subject to continued service through the applicable vesting date.

(2)
The exercise price was converted from pounds sterling to U.S. dollars based on the noon buying rate of the Federal Reserve Bank of New York for the U.S. dollar on the date of grant. The actual exercise price will be the pounds sterling amount regardless of the exchange rate on the date of grant or of exercise.

(3)
This option was partially vested and the remainder will vest in annual installments on the thirty first of March from March 31, 2017 through March 31, 2018.

(4)
This option was partially vested and 109,500 ordinary shares will vest on April 14, 2017 and 190,600 ordinary shares will vest on April 14, 2018.

(5)
This option was partially vested and the remainder will vest in monthly installments of 72,900 ordinary shares on the nineteenth of each month from March 19, 2017 through November 19, 2018, and in one installment of 73,500 ordinary shares on December 19, 2018.

(6)
This option partially vests as to 492,004 ordinary shares on January 18, 2017 and the remainder will vest in monthly installments of 41,000 ordinary shares on the eighteenth of each month from February 18, 2017 through December 18, 2019, and in one installment of 41,012 ordinary shares on January 18, 2020.

(7)
This option was partially vested and the remainder will vest in monthly installments of 75,000 ordinary shares on the sixteenth of each month from April 16, 2016 through March 16, 2019.

(8)
This option partially vests as to 234,987 ordinary shares on January 18, 2017, and the remainder will vest in monthly installments of 19,582 ordinary shares on the eighteenth of each month from February 18, 2017 through December 18, 2019, and in one installment of 19,591 ordinary shares on January 18, 2020.

Employment Agreements

        We have entered into a service agreement with our Chief Executive Officer and employment agreements with each of our NEOs. Certain key terms of those agreements and our executive severance policy are described below.

  James Noble

        We entered into a service agreement with Mr. Noble dated March 10, 2017 that sets forth the terms and conditions under which Mr. Noble serves as our Chief Executive Officer and as a director. The employment shall continue until terminated by either party giving no less than nine months' written notice. Mr. Noble's current annual base salary, effective January 1, 2017, is £407,830, subject to review, and Mr. Noble is eligible for an annual bonus at the discretion of the Company subject to the achievement of certain performance criteria.

        In addition, we may terminate the agreement immediately by notice if Mr. Noble (i) commits a material breach under the agreement, (ii) is guilty of conduct tending to bring him or the company into disrepute, (iii) becomes bankrupt, (iv) fails to perform his duties to a satisfactory standard, (v) is disqualified from being a director by reason of any order made under the Companies Directors Disqualification Act 1986 or any other enactment, or (vi) is convicted of an offence under any statutory enactment or regulation (including the criminal offence of insider dealing under the Criminal Justice Act 1993 or any similar conviction in the United States, but excluding a motoring offence for which no custodial sentence is given).

        Mr. Noble is eligible to participate in the Company's share option schemes, Group Personal Pension Scheme and in the private health care scheme and permanent health insurance schemes which the Company or any Group Company may maintain for the benefit of its senior executives.

        Mr. Noble's service agreement contains non-solicitation and non-competition provisions for a twelve month period as well as confidentiality provisions.

  Adrian Rawcliffe and Rafael Amado

        The employment agreements for Mr. Rawcliffe and Dr. Amado were entered into on March 10, 2017. The agreements have no specific term and establish an at-will employment relationship. Mr. Rawcliffe's current annual base salary, effective January 1, 2017, is $443,700 and Dr. Amado's current annual base salary is $442,900, subject to periodic review and adjustment by the Company, and their annual target bonus opportunities are 45% of their annual base salaries subject to the achievement of certain performance criteria.

        Mr. Rawcliffe and Dr. Amado are eligible to participate in the equity plans sponsored and/or maintained by the Company and its affiliates from time to time, in accordance with the terms of any such plans, at the sole and absolute discretion of the Company and the Board of Directors.

        The Company may terminate either of their employment with or without cause and without notice, but Mr. Rawcliffe and Dr. Amado are required to provide at least 60 days' advance written notice to us if he is terminating his employment. In the event of a termination of his employment by the Company without Cause or by Mr. Rawcliffe or Dr. Amado for good reason, any portion of his initial award of 3,600,000 share options that was granted on March 16, 2015, which is unvested as of the date of termination shall vest and immediately become exercisable on the date of termination. The agreements contain non-solicitation and non-competition provisions for a twelve month period as well as confidentiality provisions.

  Executive Severance Policy

        The Company's executive severance policy is applicable in relation to our NEOs. If the employment of any of our NEOs is terminated by the Company without cause, or if he resigns for good reason, then the NEO will be entitled under his employment agreement and the executive severance policy to receive a severance payment equal to his annual base salary for nine months and to payment of premiums for continuation of healthcare benefits for a period of nine months following such termination. In addition, at the sole discretion of the Board (or an authorized committee thereof), the NEO may be paid a lump sum cash amount equal to his target annual performance bonus for the year of termination, prorated based on the number of calendar days he was employed during the year. Furthermore, if the employment of any of our NEOs is terminated without cause or he resigns for good reason within 12 months following a change in control, he will be entitled to receive a severance payment equal to his annual base salary for 12 months, payment of premiums for continuation of healthcare benefits for a period of 12 months, a lump sum cash amount equal to the full target performance bonus for the year of termination, and accelerated vesting of any unvested and outstanding equity awards. In order to receive severance benefits under the employment agreement and executive severance policy, the NEO is required to execute a release of claims in favor of the Company and comply with certain other post-employment covenants set forth in his employment agreement.

Retirement Plans

  401(k) Plan

        We maintain a tax-qualified retirement plan for our U.S.-based employees that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. We make discretionary employer matching contributions equal to 50% of the first 4% of the elective contributions made by participants in the 401(k) plan. These company matching contributions are subject to a vesting schedule. In addition, we make a 3% discretionary Safe Harbor matching contribution, which is fully vested as of the date of the contribution. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

  U.K. Defined Contribution Plan

        In the U.K., we maintain a defined contribution plan that provides employees with an opportunity to contribute a portion of their monthly salary into the plan. If an employee elects to participate in the plan, there is a minimum employee contribution of 5% of monthly salary; there is no maximum limit to the employee contribution. The employee contribution to this plan is matched by us up to a maximum of 5% of monthly salary. All U.K. employees are eligible to participate in this plan. The method by which our U.K. employees participate is through a so-called "salary exchange" pursuant to which employees agree to a reduction in monthly salary in an amount equal to the defined contribution plan election. The amount of the reduction, together with the tax and national insurance savings to the employee and us as a result of the salary reduction, are contributed into the plan in addition to the 5% matching contribution described above.

Director Compensation

        The Board has the discretion to pay our Non-Executive Directors for their Board and committee service in the form of cash fees or share options or a mixture of cash fees and share options. Our remuneration arrangements for Non-Executive Directors during 2016 comprised an award of a fixed number of share options, plus an additional number of share options or cash payment at the director's election. The option awards and cash payments were established at competitive levels taking into account peer data from comparable companies provided in a benchmarking survey undertaken by Radford consultants and are compliant with the last Directors' Remuneration policy approved by our shareholders.

        Our Non-Executive Directors do not receive any pension from the Company nor do they participate in any performance-related incentive plans. Our Non-Executive Directors participate in the Group's long-term incentive plans on terms similar to those used for Executive Directors. In accordance with their Letters of Appointment, all Non-Executive Directors (except for Barbara Duncan, Giles Kerr and Tal Zaks) were granted an annual award of share options on August 11, 2016. Ms. Duncan, Mr. Kerr and Dr. Zaks were awarded share options on joining the Board of Directors and relevant committees during 2016. Each Non-Executive Director is entitled to receive an annual award of share options, with such number to be determined by the Board.

        In determining option awards, the Board of Directors works within benchmarking guidelines provided by remuneration consultants. All options are granted with an exercise price that is no lower than the fair market value of an ordinary share on the date prior to the date of grant and options awarded to new directors become exercisable over three years while options awarded annually are exercisable on the first anniversary of the date of grant.

2016 Director Compensation Table

        The table below shows the compensation paid to our Non-Executive Directors during the year ended December 31, 2016. The compensation paid to James Noble, our Chief Executive Officer and an executive director is set forth in the "Summary Compensation Table" above.

Name	Fees Earned or paid in cash$(1)	Option awards($)(2)	Total ($)
David M. Mott(3)	—	141,063	141,063
Lawrence Alleva(4)	—	144,945	144,945
Ali Behbahani(4)	—	136,016	136,016
Barbara Duncan(5)	—	295,099	295,099
Giles Kerr(6)	7,166	134,489	141,655
Jonathan Knowles(7)	—	160,085	160,085
Ian Laing(8)	17,209	106,123	123,332
Elliott Sigal(9)	—	136,016	136,016
Peter Thompson(10)	—	137,180	137,180
Tal Zaks(11)	5,217	134,489	139,706

(1)
The fees paid to Mr. Kerr and Mr. Laing were denominated in pounds sterling. For purposes of this table, the 2016 amounts paid to those Directors have been converted based on the pound sterling/U.S. dollar exchange rate in effect as of December 31, 2016(£1/$1.233). All fees paid represent pro rated amounts as Mr. Kerr joined the Board on November 1, 2016, Dr, Zaks joined the Board on November 16, 2016 and Mr. Laing was paid effective from August 11, 2016 and resigned from the Board on December 31, 2016.

(2)
See Item 7—"Share based compensation" and in Note 2 (r) and Note 10 "Share based compensation" to our audited consolidated financial statements, in our Form 10-K for an explanation of the assumptions used in the calculation of these amounts.

(3)
Mr. Mott received an annual option award covering 191,410 ordinary shares on August 11, 2016.

(4)
Mr. Alleva received an annual option award covering 196,678 ordinary shares on August 11, 2016.

(5)
Ms. Duncan received an initial option award covering 332,776 ordinary shares on June 23, 2016.

(6)
Mr. Kerr received an initial option award covering 288,000 ordinary shares on November 29, 2016.

(7)
Dr. Knowles received an annual option award covering 217,222 ordinary shares on August 11, 2016.

(8)
Mr. Laing received an annual option award covering 144,000 ordinary shares on August 11, 2016.

(9)
Dr. Sigal received an annual option award covering 184,562 ordinary shares on August 11, 2016.

(10)
Dr. Thompson received an annual option award covering 186,142 ordinary shares on August 11, 2016.

(11)
Dr. Zaks received an initial option award covering 288,000 ordinary shares on November 29, 2016.

        In 2016, our Board of Directors met 14 times. With the exception of Ms. Duncan, Mr. Kerr and Dr. Zaks, all of our directors attended a minimum of 75% of the meetings of our Board of Directors and its committees during their membership on the board. Ms. Duncan was first appointed in late June and has attended six meetings in 2016. Mr. Kerr was appointed on November 1, 2016, and attended one meeting in 2016. Dr. Zaks was appointed on November 14, 2016, and was unable to attend the final board meeting of 2016; however, he has attended board and Remuneration Committee meetings in January through March 2017.

Deeds of Indemnification

        We do not have any third party indemnification provisions in place for the benefit of one or more of our directors. However, we agree to use all reasonable endeavors to provide and maintain appropriate directors' and officers' liability insurance (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

Non-Executive Director Appointment Letters

        We have entered into letters of appointment with each of our Non-Executive Directors. These letters set forth the main terms on which each of our Non-Executive Directors serve on our Board of Directors. Continued appointment under the letter is contingent on continued satisfactory performance as a member of the Board of Directors and as a member of a committee, if relevant, as well as being re-elected at the annual general meetings in accordance with the Articles of Association of the Company. The appointment may be terminated by the Company or the Non-Executive Director with a three months' prior written notice. Upon termination, the Non-Executive Director is entitled to a pro-rata amount of the annual fee (if applicable) that is outstanding and payable up to the date of termination, and reimbursement in the normal way of any expenses properly incurred before that date.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The following table and related footnotes set forth information with respect to the beneficial ownership of our ordinary shares, as of March 27, 2017, by:

  •
  each beneficial owner of more than 5% of our ordinary shares

  •
  each of our named executive officers and directors;

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 27, 2017 are considered outstanding. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. Applicable percentage ownership is based on 518,976,430 ordinary shares outstanding as of March 27, 2017.

        Unless otherwise indicated, the address for each of the shareholders listed in the table below is c/o Adaptimmune Therapeutics plc, 101 Park Drive, Milton Park, Oxfordshire OX14 4RY, United Kingdom.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Greater than 5% Shareholders
New Enterprise Associates(1)	72,156,000	13.90
FMR LLC(2)	42,391,084	8.17
Capital World Investors(3)	40,756,200	7.85
OrbiMed Private Investments V, L.P.(4)	36,896,260	7.11
Ian Laing(5)	29,346,675	5.65
Nicholas Cross(6)	29,322,178	5.65
Immunocore Limited	26,976,700	5.20
Named Executive Officers and Directors
James Noble(7)	15,466,404	2.98
Rafael Amado, M.D.(8).	2,359,315	0.45
Adrian Rawcliffe(9)	2,263,315	0.44
David Mott(10)	72,319,229	13.93
Ali Behbahani, M.D.(11)	72,311,682	13.93
Peter Thompson, M.D.(12)	37,051,942	7.14
Elliott Sigal, M.D., Ph.D.(13)	673,012	0.13
Lawrence M. Alleva(14)	382,707	0.07
Barbara Duncan(15)	—	—
Giles Kerr(15)	—	—
Tal Zaks, Ph.D.(15)	—	—
All Executive Officers and Directors as a Group (14 persons)	137,142,305	26.43%

(1)
Consists of (i) 72,139,000 ordinary shares directly held by New Enterprise Associates 14, L.P., or NEA 14 and (ii) 17,000 ordinary shares directly held by NEA Ventures 14, L.P., or NEA Ven 14. These ordinary shares are represented by ADSs. The shares directly held by NEA 14 are indirectly held by NEA Partners 14, L.P., or NEA Partners 14, the sole general partner of NEA 14, NEA 14 GP, LTD, or NEA 14 LTD, the sole general partner of NEA Partners 14 and each of the individual Directors of NEA 14 LTD. The individual Directors, or collectively, the Directors of NEA 14 LTD, are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Anthony A. Florence, Jr., Patrick J. Kerins, Krishna "Kittu" Kolluri, C. Richard Kramlich, David M. Mott (a member of our Board), Scott D. Sandell, Peter Sonsini, Ravi Viswanathan and Harry R. Weller. The shares directly held by NEA Ven 14 are indirectly held by Karen P. Welsh, the general partner of NEA Ven 14. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)
FMR LLC holds these shares in the form of ADSs on behalf of certain of its direct and indirect subsidiaries and has sole voting power and sole dispositive power over these shares. The registered office of FMR, LLC is 245 Summer Street, Boston, MA 02210, United States.

(3)
Capital World Investors holds these shares in the form of ADSs. Capital World Investors, a division of Capital Research and Management Company (CRMC), a U.S.-based investment management company, holds these shares in the form of ADSs. The Capital Group

  Companies, Inc. is the parent company of CRMC. The business address for CRMC is 333 South Hope Street, Los Angeles, CA 90071.

(4)
OrbiMed Capital GP V LLC ("GP V") is the sole general partner of OPI V. OrbiMed Advisors LLC ("OrbiMed Advisors") is the managing member of GP V. GP V and OrbiMed Advisors may be deemed to have beneficial ownership of the shares held by OPI V. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed Advisors and as such may be deemed to have beneficial ownership of the shares held by OPI V. Peter Thompson, one of our directors, is employed as a Private Equity Partner at OrbiMed Advisors. Each of GP V, OrbiMed Advisors, Mr. Isaly and Dr. Thompson disclaims beneficial ownership of the shares held by OPI V except to the extent of its or his pecuniary interest therein, if any. The address for these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(5)
Includes options held by Mr. Laing to purchase 303,875 ordinary shares that are exercisable immediately.

(6)
Includes 279,378 ordinary shares represented by 46,563 ADSs.

(7)
Consists of (i) 9,972,600 ordinary shares; (ii) 1,200,000 ordinary shares represented by 200,000 ADSs and (ii) options to purchase 4,293,804 ordinary shares that are or will be exercisable within 60 days of March 27, 2017.

(8)
Consists of (i) 96,000 ordinary shares represented by 16,000 ADSs and (ii) options to purchase 2,263,315 ordinary shares that are or will be exercisable within 60 days of March 27, 2017.

(9)
Consists of options to purchase 2,263,315 ordinary shares that are or will be exercisable within 60 days of March 27, 2017.

(10)
Includes the shares set forth in footnote (1) above and options held by Mr. Mott to purchase 163,229 ordinary shares that are exercisable immediately. Mr. Mott is a member of the Board at NEA 14 GP, LTD, which has ultimate voting and investment power over shares held of record by New Enterprise Associates 14, Limited Partnership. He disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(11)
Includes the shares set forth in footnote (1) above and options held by Dr. Behbahani to purchase 155,682 ordinary shares that are exercisable immediately. Dr. Behbahani is a partner of New Enterprise Associates, Inc., which has ultimate voting and investment power over shares held of record by New Enterprise Associates 14, Limited Partnership.

(12)
Includes the shares set forth in footnote (4) above and options held by Dr. Thompson to purchase 155,682 ordinary shares that are exercisable immediately. Dr. Thompson is an employee of Orbimed Advisors LLC, which has ultimate voting and investment power over shares held of record by Orbimed Private Investments V, L.P.

(13)
Includes shares held by Sigal Family Investments, LLC, and options held by Dr. Sigal to purchase 305,974 ordinary shares that are or will be exercisable within 60 days of March 27, 2017. Dr. Sigal is a manager of Sigal Family Investments, LLC. Dr. Sigal may be deemed to have voting and investment power over the shares held by Sigal Family Investments, LLC. Dr. Sigal disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Also included in the ordinary shares beneficially owned are 52,938 ordinary shares represented by 8,823 ADSs that Dr. Sigal purchased during the IPO.

(14)
Consists of options held by Mr. Alleva to purchase 312,123 ordinary shares that are or will be exercisable within 60 days of March 27, 2017 and 70,584 ordinary shares represented by 11,764 ADSs that Mr. Alleva purchased during the IPO.

(15)
The options held by Barbara Duncan, Giles Kerr and Tal Zaks are not exercisable within 60 days of March 27, 2017.

Equity Compensation Plan Information

        The following table provides information on our equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options $(1)	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans	49,237,290	0.72	33,128,439
Total	49,237,290	0.72	33,128,439

(1)
For purposes of this table, the Weighted Average Exercise Price of Outstanding Options has been converted from £0.58 based on the pound sterling/U.S. dollar exchange rate in effect as of December 31, 2016 (£1/$1.233).

        The Company grants options over ordinary shares in Adaptimmune Therapeutics plc under the following option plans: (i) the Adaptimmune Therapeutics plc Employee Share Option Scheme (adopted January 14, 2016), (ii) the Adaptimmune Therapeutics plc 2015 Share Option Scheme and (adopted March 16, 2015) and (iii) the Adaptimmune Therapeutics plc Company Share Option Plan (adopted March 16, 2015). The maximum aggregate number of options which may be granted under these plans and any incentive plans adopted by the Company cannot exceed a scheme limit that equates to 8% of the initial fully diluted share capital of the Company immediately following our IPO plus an automatic annual increase of an amount equivalent to 4% of the issued share capital on each June 30 (or such lower number as the Board, or an appropriate committee of the Board, may determine). The automatic increase is effective from July 1, 2016.

        Prior to December 31, 2014, the Company granted options to purchase ordinary shares in Adaptimmune Limited under three option schemes: (i) the Adaptimmune Limited Share Option Scheme (adopted May 30, 2008), (ii) the Adaptimmune Limited 2014 Share Option Scheme (adopted April 11, 2014) and (iii) the Adaptimmune Limited Company Share Option Plan (adopted December 16, 2014). As part of the corporate reorganization in connection with our IPO, the holders of options granted under these schemes over ordinary shares of Adaptimmune Limited were granted equivalent options on substantially the same terms over ordinary shares of Adaptimmune Therapeutics plc in exchange for the release of these options. The Company does not intend to grant any further options under these schemes. Further details of our share option plans are set forth in Note 10 titled "Share-based compensation" in our audited consolidated financial statements incorporated by reference in this prospectus supplement.

Certain Relationships and Related Party Transactions

Related Person Transactions Policy

        We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy will require our Audit Committee to consider, among other factors it deems appropriate:

  •
  the related person's relationship to us and interest in the transaction;

  •
  the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the Audit Committee to assess such interests;

  •
  the materials facts of the proposed related-person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved;

  •
  the benefits to us of the proposed transaction;

  •
  an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and

  •
  management's recommendation with respect to the proposed related-person transaction.

        The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith. If Audit Committee review and approval would be inappropriate, the relevant related party transaction will be referred to another independent body of our Board for review, consideration, approval or ratification.

Certain Related Person Transactions

        The following is a description of transactions since the beginning of 2016 in which (a) we were a participant, (b) the amount involved exceeded $120,000 and (c) one or more of our executive officers, directors, director nominees or 5% shareholders, or their immediate family members, each of whom we refer to as a "related person," had a direct or indirect material interest. We refer to these as "related person transactions." The information below excludes compensation arrangements with directors and executive officers, which are described above elsewhere in this prospectus supplement under "Executive Compensation."

  •
  On September 12, 2016, we entered into a letter agreement with Immunocore Limited ("Immunocore") that become effective November 8, 2016, recording our mutual agreement to terminate the target collaboration agreement with the termination effective on March 1, 2017.

  •
  The board overlap between us and Immunocore ended on December 31, 2016 when Dr. Jonathan Knowles and Ian Laing resigned from our board of directors.

  •
  We and Immunocore have invoiced each other in respect of a transitional services agreement (under which certain staff resources and other administration services are supplied by each company to the other company for a transitional period). Additionally, during the periods presented Immunocore has invoiced the Company in respect of services provided under a target collaboration agreement (under which certain target identification services were provided by Immunocore), costs related to joint patents and in respect of property rent. The amount payable by the Company to Immunocore at December 31, 2016 was $365,000.

Investors Rights Agreement

        We are party to an investors rights agreement entered into on February 23, 2015, with certain of our shareholders, including New Enterprise Associates 14, L.P., NEA Ventures 2014, L.P., OrbiMed Private Investments V, L.P. and Sigal Family Investments, LLC pursuant to which certain of our shareholders, including certain holders with beneficial ownership of five percent or more of our ordinary shares and entities affiliated with certain of our directors, have the right to demand that we file a registration statement for their ordinary shares or request that their ordinary shares be covered by a registration statement that we are otherwise filing.

Principal Accountant Fees and Services

        The table below sets forth the fees paid to KPMG LLP over the past two years in connection with its work for us, including our subsidiary, Adaptimmune LLC. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

Fees	December 31, 2015 ($)(1)	December 31, 2016 ($)
Audit Fees	212,000	360,000
Audit-related Fees	151,000	352,000
Tax Fees	—	—
All Other Fees	10,000	—
Total	373,000	712,000

(1)
On July 1, 2015 we changed our fiscal year from June 30 to a calendar fiscal year. The fees for the period ending December 31, 2015 in the table above have been calculated by adding the fees paid for the six months ended June 30, 2015 and the six months ended December 31, 2015. Fees paid for the six months ended June 30, 2015 have been calculated by prorating the amounts paid for the year by the six month period.

Audit Fees

        Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2015 audit fees are the fees billed in connection with our initial public offering in May 2015.

Audit-Related Fees

        Audit- related fees incurred were $352,000 and $151,000 in 2016 and 2015, respectively.

Tax Fees

        Tax fees consist of fees for professional services, including tax consulting and compliance. There were no such fees incurred in 2016 or 2015.

All Other Fees

        We incurred $10,000 for all other fees in 2015, but did not incur any such fees in 2016.

Audit Committee Pre-Approval Policy and Procedures

        Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2016. Our Audit Committee has also discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        Our Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and our Audit Committee has discussed with KPMG LLP its independence from management and the Company.

        Based on our Audit Committee's review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee's role and responsibilities referred to above and in the Audit Committee charter, our Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

        The Audit Committee approves KPMG LLP's and its affiliates audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that we expect to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, our Audit Committee approves the terms of the engagement letter to be entered into by us with the independent auditor. The Audit Committee has also delegated to its chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, provided that the chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to our full Audit Committee at its next regular meeting.

PLAN OF DISTRIBUTION

        We are offering 7,000,000 of our ADSs at an offering price of $6.00 per ADS. We established the price following negotiations with Matrix Capital Management Master Fund, LP and with reference to the prevailing market price of our ADSs, recent trends in such price and other factors. The ADSs offered hereby are being sold directly to Matrix Capital Mangement Master Fund, LP and not through a placement agent, underwriter or securities broker or dealer, and we are therefore not paying any underwriting discounts, commissions, concessions or similar compensation for the sale and distribution of the ADSs being offered hereby.

        We intend to enter into a purchase agreement with the Matrix Capital Management Master Fund, LP covering the sale of the ADSs offered under this prospectus supplement. A copy of the form of purchase agreement between us and Matrix Capital Management Master Fund, LP will be included as an exhibit to a Current Report on Form 8-K that will be filed with the SEC. We currently anticipate that closing of the sale of all 7,000,000 ADSs offered hereby will take place on or about April 10, 2017. The total proceeds to us, before expenses, will be approximately $42.0 million. On the closing date, we will issue the ADSs to Matrix Capital Management Master Fund, LP and we will receive funds in the amount of the aggregate purchase price of the ADSs being sold hereby.

LEGAL MATTERS

        Certain legal matters of United States federal law and New York State law will be passed upon for us by Mayer Brown LLP. The validity of the ordinary shares represented by ADSs and certain other matters as to English law will be passed upon for us by Mayer Brown International LLP.

EXPERTS

        The consolidated financial statements of Adaptimmune Therapeutics plc as of December 31, 2016, December 31, 2015 and June 30, 2015, and for the year ended December 31, 2016, six month period ended December 31, 2015 and the years ended June 30, 2015 and June 30, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.adaptimmune.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 made subsequent to the date of this prospectus supplement until the termination of the offering of the securities described in this prospectus supplement (other than information in such filings that was "furnished," under applicable SEC rules, rather than "filed").

        We incorporate by reference the following documents or information that we have filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 13, 2017;

  •
  Our Current Reports on Form 8-K filed with the SEC on March 15, 2017 and March 22, 2017; and

  •
  The description of our ordinary shares and ADSs contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act on April 30, 2015, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Adaptimmune Therapeutics plc
Attn: Company Secretary
101 Park Drive, Milton Park
Abingdon, Oxfordshire OX14 4RY
United Kingdom
(44) 1235 430000

        You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different or additional information. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

$250,000,000

American Depositary Shares representing Ordinary Shares

        We may offer, from time to time, the ADSs described in this prospectus, up to an aggregate amount of $250,000,000.

        This prospectus describes some of the general terms that may apply to the American Depositary Shares, or ADSs, of Adaptimmune Therapeutics plc. Each ADS represents 6 ordinary shares, par value £0.001 per share. The specific terms of the ADSs to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus or in one or more documents incorporated by reference in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you purchase any of the ADSs offered hereby. This prospectus may not be used to sell these ADSs without a supplement.

        We may offer ADSs from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell ADSs to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents involved in the sale of any ADSs and the specific manner in which they may be offered, including any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the prospectus supplement covering the sale of those ADSs. See "Plan of Distribution."

        Our ADSs are listed on The Nasdaq Global Select Market under the symbol "ADAP." On September 6, 2016, the last reported sales price per ADS of our ADSs on The Nasdaq Global Select Market was $6.75.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS WE INCORPORATE BY REFERENCE CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2016.

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION BY REFERENCE	2
THE COMPANY	3
FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	6
USE OF PROCEEDS	7
DESCRIPTION OF SHARE CAPITAL	8
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	25
PLAN OF DISTRIBUTION	36
LEGAL MATTERS	38
EXPERTS	38
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS	38

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. Under this shelf registration process, we may, over time, offer and sell the securities described in this prospectus in one or more offerings, up to a total dollar amount of $250,000,000, as described in this prospectus. This prospectus provides you with a general description of the securities that may be offered. Each time we offer securities under this prospectus, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference," before purchasing any securities.

        You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any issuer free writing prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, "Adaptimmune," the "Group," the "Company," "we," "us" and "our" refer to Adaptimmune Therapeutics plc and its consolidated subsidiaries, except where the context otherwise requires. "Adaptimmune®" and "SPEAR®" are registered trademarks of Adaptimmune.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website located at http://www.sec.gov and on the investor relations pages of our website located at http://www.adaptimmune.com. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        We will furnish to Citibank, N.A., as depositary bank of our ADSs, our annual reports. When the depositary bank receives these reports, it will upon our request promptly provide them to all holders of record of ADSs or otherwise make such reports available to such ADS holders in accordance with the terms of the deposit agreement. We will also furnish the depositary bank with all notices of shareholders' meetings and other reports and communications in English that we make available to our shareholders. The depositary bank will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders' meeting it receives.

        Information about us is also available on our website at http://www.adaptimmune.com. Such information on our website is not part of this prospectus.

 INCORPORATION BY REFERENCE

        The SEC allows us to disclose certain information to you in this prospectus by referring you to documents previously filed with the SEC that include such information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 made subsequent to the date of this initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was "furnished," under applicable SEC rules, rather than "filed").

  •
  Our Annual Report on Form 20-F for the fiscal year ended June 30, 2015 filed with the SEC on October 13, 2015 (the "June 30, 2015 Annual Report on Form 20-F");

  •
  Our Transition Report on Form 20-F for the period from July 1, 2015 to December 31, 2015 filed with the SEC on March 17, 2016 (the "December 31, 2015 Transition Report on Form 20-F");

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC on May 12, 2016 and August 8, 2016, respectively;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 8, 2016, February 3, 2016, February 10, 2016, February 12, 2016, February 16, 2016, March 17, 2016, March 30, 2016, April 7, 2016, April 15, 2016, April 22, 2016, April 29, 2016, May 24, 2016, June 6, 2016, June 16, 2016, June 20, 2016, June 21, 2016, June 23, 2016, July 8, 2016 and August 12, 2016; and

  •
  The description of our ordinary shares and ADSs contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act on April 30, 2015, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Adaptimmune Therapeutics plc
Attn: Company Secretary
101 Park Drive, Milton Park
Abingdon, Oxfordshire OX14 4RY
United Kingdom
(44) 1235 430000

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

 THE COMPANY

        Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the Company aims to utilize the body's own machinery—the T-cell—to target and destroy cancer cells by using engineered, increased affinity T-cell receptors, or TCRs, as a means of strengthening natural patient T-cell responses. Adaptimmune's lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline, or GSK, for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and alpha fetoprotein, or AFP, cancer antigens, which both have open Investigational New Drug Applications, or INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen which is in pre-clinical phase with IND acceptance targeted for 2017. The Company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA.

Corporate Information

        Our registered and principal executive offices are located at 101 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom; our general telephone number is (44) 1235 430000; and our internet address is http://www.adaptimmune.com. Our website and the information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the United States is our subsidiary, Adaptimmune LLC, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103. Since May 6, 2015, our ADSs, which each represent 6 ordinary shares, have been listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol "ADAP."

 FORWARD-LOOKING STATEMENTS

        This prospectus, the financial statements and other documents that we incorporate by reference in this prospectus and any related prospectus supplement may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus, the financial statements and other documents that we incorporate by reference in this prospectus and any related prospectus supplement are forward-looking statements.

        These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

  •
  our ability to advance our NY-ESO SPEAR® T-cells to a point where GSK exercises the option to license the product;

  •
  our ability to successfully advance our MAGE-A10 and AFP SPEAR T-cells through clinical development and to advance our MAGE-A4 SPEAR T-cells into clinical development;

  •
  the success, cost and timing of our product development activities and clinical trials;

  •
  our ability to successfully advance our SPEAR T-cell technology platform to improve the safety and effectiveness of our existing SPEAR T-cell candidates and to submit INDs for new SPEAR T-cell candidates;

  •
  the rate and degree of market acceptance of T-cell therapy generally and of our SPEAR T-cells;

  •
  government regulation and approval, including, but not limited to, the expected regulatory approval timelines for TCR therapeutic candidates;

  •
  patents, including, any inability to obtain third party licenses, legal challenges thereto or enforcement of patents against us;

  •
  the level of pricing and reimbursement for our SPEAR T-cells, if approved for marketing;

  •
  general economic and business conditions or conditions affecting demand for our SPEAR T-cells in the markets in which we operate, both in the United States and internationally;

  •
  volatility in equity markets in general and in the biopharmaceutical sector in particular;

  •
  fluctuations in the price of materials and bought-in components;

  •
  our relationships with suppliers and other third-party providers;

  •
  increased competition from other companies in the biotechnology and pharmaceutical industries;

  •
  claims for personal injury or death arising from the use of our SPEAR T-cell candidates;

  •
  changes in our business strategy or development plans, and our expected level of capital expenses;

  •
  our ability to attract and retain qualified personnel;

  •
  regulatory, environmental, legislative and judicial developments including a regulatory requirement to place any clinical trials on hold or to suspend any trials;

  •
  a change in our status as an emerging growth company under the Jumpstart our Business Startups Act of 2012, or the JOBS Act;

  •
  the change in our status from reporting as a foreign private issuer to reporting as a U.S. domestic company now using Securities Act and Exchange Act U.S. domestic company forms; and

  •
  additional factors that are not known to us at this time.

        Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under "Risk Factors" in in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended June 30, 2016, which is incorporated by reference herein, as updated by our other SEC filings filed after such Quarterly Report. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus, the documents that we incorporate by reference in this prospectus and any related prospectus supplement might not occur, and our future results and our performance may differ materially from those expressed in such forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

 RISK FACTORS

        Our business, and an investment in the securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors set forth below and the risk factors incorporated by reference from our most recent Quarterly Report on Form 10-Q for the period ended June 30, 2016, as updated by other SEC filings filed after such report, as well as any risks described in any applicable prospectus supplement. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks may cause you to lose all or part of your investment.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the ADSs as set forth in the applicable prospectus supplement.

 DESCRIPTION OF SHARE CAPITAL

        The following summary describes our share capital, the material provisions of our articles of association, and applicable provisions of the U.K. Companies Act 2006 (the "Companies Act 2006"). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our articles of association, a copy of which has been previously filed.

General

        We were incorporated pursuant to the laws of England and Wales as Adaptimmune Therapeutics Limited in December 2014 to become a holding company for Adaptimmune Limited. Pursuant to the terms of a corporate reorganization the first stage of which was completed on February 23, 2015, all of the issued share capital in Adaptimmune Limited was exchanged for identical shares in Adaptimmune Therapeutics Limited and, as a result, Adaptimmune Limited became a wholly owned subsidiary of Adaptimmune Therapeutics Limited. On March 20, 2015, all holders of options over ordinary shares of Adaptimmune Limited exchanged each of their options for equivalent options over ordinary shares of Adaptimmune Therapeutics Limited. On April 1, 2015, we re-registered Adaptimmune Therapeutics Limited as a public limited company and changed the company's name to Adaptimmune Therapeutics plc.

        We are registered with the Registrar of Companies in England and Wales under number 9338148 and our registered office is at 101 Park Drive, Milton Park, Oxfordshire OX14 4RY, United Kingdom.

        Following our corporate reorganization, certain resolutions were passed by our shareholders on April 27, 2015. These included resolutions for the adoption of new articles of association that became effective upon the admission of our ADSs to trading on Nasdaq on May 6, 2015, and which articles of association were amended by special resolution passed on June 16, 2016. See "—Key Provisions of Our Articles of Association."

        Certain other resolutions were passed by our shareholders at our first annual general meeting on December 17, 2015. These included resolutions for:

  •
  The general authorization of our directors for the purpose of s551 Companies Act 2006 to issue shares in the Company and grant rights to subscribe for or convert any securities into shares in the Company up to a maximum aggregate nominal amount of £150,000.00 for a period of five years from the date of the resolution and expiring on December 17, 2020.

  •
  The empowering of our directors pursuant to s570(1) Companies Act 2006 to issue equity securities for cash pursuant to the s551 authority referred to above as if the statutory pre-emption rights under s561(1) Companies Act 2006 did not apply to such allotments for a period commencing on the date of the resolution and expiring on the conclusion of the annual general meeting of the Company to be held in 2017.

Issued Share Capital

        Our issued share capital as of August 31, 2016 was 424,711,900 ordinary shares with a par value of £0.001 per ordinary share. Each issued ordinary share is fully paid. We currently have no deferred shares in our issued share capital.

Ordinary Shares

        Our ordinary shares have the rights and restrictions described in "—Key Provisions of Our Articles of Association."

        As of August 31, 2016, there were options to purchase 48,456,517 ordinary shares outstanding. All options granted are exercisable at the share price on or around the date of the grant.

        The vesting periods for options granted through August 31, 2016 are:

Options granted in 2009:	100% on the third anniversary of the grant date
Options granted in 2011, 2012 2013 and April 2014:	25% on the first anniversary and 75% in annual installments over the following three years
Options granted in December 2014:	25% on the first anniversary and 75% in monthly installments over the following three years
Options granted in March 2015:	25% on the first anniversary and 75% in monthly installments over the following three years
Options granted in May 2015:	25% on the first anniversary and 75% in monthly installments over the following three years, except for options granted to Non-Executive Directors which all vested immediately
Options granted in January and April 2016:	25% on the first anniversary and 75% in monthly installments over the following three years
Options granted in June 2016:	25% on the first anniversary and 75% in monthly installments over the following two years
Options granted in August 2016	25% on the first anniversary and 75% in monthly installments over the following three years, except for options granted to Non-Executive Directors which will all vest on the first anniversary of the grant date.
All options lapse after 10 years.

Preferred Shares

        Our board of directors may, from time to time, following an ordinary resolution of the ordinary shareholders granting authority to the directors to allot shares and special resolution of the ordinary shareholders to amend the articles of association (and disapply pre-emption rights, if not already disapplied), direct the issuance of preferred shares in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the ordinary shares. Holders of preferred shares may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of ordinary shares. There are currently no preferred shares outstanding, and we have no present intention to issue any preferred shares.

Key Provisions of Our Articles of Association

        The following is a summary of certain key provisions of our articles of association. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our articles of association, which is included as an exhibit to the registration statement of which this prospectus is a part.

  Shares and Rights Attaching to Them

  General

        All ordinary shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act 2006 and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as we may determine by ordinary resolution (or, failing any such determination, as the directors may determine).

  Voting Rights

        Subject to any other provisions of our articles of association and without prejudice to any special rights, privileges or restrictions as to voting attached to any shares forming part of our share capital, the voting rights of shareholders are as follows. On a show of hands, each shareholder present in person, and each duly authorized representative present in person of a shareholder that is corporation, has one vote. On a show of hands, each proxy present in person who has been duly appointed by one or more shareholders has one vote, but a proxy has one vote for and one vote against a resolution if, in certain circumstances, the proxy is instructed by more than one shareholder to vote in different ways on a resolution. On a poll, each shareholder present in person or by proxy or (being a corporation) by a duly authorized representative has one vote for each share held by the shareholder.

        We are prohibited (to the extent specified by the Companies Act 2006) from exercising any rights to attend or vote at meetings in respect of any shares held by us as treasury shares.

  Restrictions on Voting Where Sums Overdue on Shares

        None of our shareholders (whether present in person by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

  Calls on Shares

        The directors may from time to time make calls on shareholders in respect of any moneys unpaid on their shares, whether in respect of the nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days' notice specifying the time and place for payment. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.

  Dividends

        Subject to the Companies Act 2006 and the provisions of all other relevant legislation, we may by ordinary resolution declare dividends in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. If, in the opinion of the directors, our profits available for distribution justify such payments, the directors may pay fixed dividends payable on any of our shares with preferential rights, half-yearly or otherwise, on fixed dates and from time to time pay interim dividends to the holders of any class of shares. Subject to any special rights attaching to or terms of issue of any shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. No dividend shall be payable to us in respect of any shares held by us as treasury shares (except to the extent permitted by the Companies Act 2006 and any other relevant legislation).

        We may, upon the recommendation of the directors, by ordinary resolution, direct payment of a dividend wholly or partly by the distribution of specific assets.

        All dividends unclaimed may be invested or otherwise used at the directors' discretion for our benefit until claimed (subject as provided in the articles of association), and all dividends unclaimed after a period of 12 years from the date when such dividend became due for payment shall be forfeited and shall revert to us.

        The directors may, if so authorized by ordinary resolution passed at any general meeting, offer any holders of the ordinary shares the right to elect to receive in lieu of that dividend an allotment of ordinary shares credited as fully paid.

        We may cease to send any check or warrant by mail or may stop the transfer of any sum by any bank or other funds transfer system for any dividend payable on any of our shares, which is normally paid in that manner on those shares if in respect of at least two consecutive dividends the checks or warrants have been returned undelivered or remain uncashed or the transfer has failed and reasonable inquiries made by us have failed to establish any new address of the holder.

        We or the directors may specify a "record date" on which persons registered as the holders of shares shall be entitled to receipt of any dividend.

  Distribution of Assets on Winding-up

        Subject to any special rights attaching to or the terms of issue of any shares, on any winding-up of the Company our surplus assets remaining after satisfaction of our liabilities will be distributed among our shareholders in proportion to their respective holdings of shares and the amounts paid up on those shares.

        On any winding-up of the Company (whether the liquidation is voluntary, under supervision or by the Court, the liquidator may with the authority of a special resolution of the Company and any other sanction required by any relevant legislation, divide among our shareholders (excluding the Company itself to the extent that it is a shareholder by virtue of its holding any shares or treasury shares) in specie or in kind the whole or any part of our assets (subject to any special rights attached to any shares issued by us in the future) and may for that purpose set such value as he deems fair upon any one or more class or classes of property and may determine how that division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with that sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he with the relevant authority determines, and the liquidation of the Company may be closed and the Company dissolved, but so that no shareholders shall be compelled to accept any shares or other property in respect of which there is a liability.

  Variation of Rights

        The rights or privileges attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated with the consent in writing of the holders of three-fourths in requisite amount of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the shareholders of that class, but not otherwise.

  Transfer of Shares

        All of our shares are in registered form and may be transferred by a transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act 2006 and any other relevant legislation.

        The directors may decline to register a transfer of a share that is:

  •
  not fully paid or on which we have a lien;

  •
  (except where uncertificated shares are transferred without a written instrument) not lodged duly stamped (if it is required to be duly stamped) at our registered office or at such other place as the directors may appoint;

  •
  (except where a certificate has not been issued) not accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer;

  •
  in respect of more than one class of share; or

  •
  in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.

  Capital Variations

        We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of a larger nominal amount than our existing shares or sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares. Subject to the provisions of the Companies Act 2006 and any other relevant legislation, we may by special resolution reduce our share capital, any capital redemption reserve fund or any share premium account and may redeem or purchase any of our own shares.

  Pre-emption Rights

        There are no rights of pre-emption under our articles of association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act 2006 in respect of the allotment of new shares in the Company. These statutory pre-emption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting in accordance with the provisions of the Companies Act 2006.

  Directors

  Number

        Unless and until we in a general meeting of our shareholders otherwise determine, the number of directors shall not be subject to any maximum but shall not be less than two.

  Borrowing Powers

        Under our directors' general power to manage our business, our directors may exercise all the powers of the Company to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

  Directors' Interests and Restrictions

          (a)   The board may, in accordance with our articles of association and the requirements of the Companies Act 2006, authorize a matter proposed to us which would, if not authorized, involve a breach by a director of his duty under section 175 of the Companies Act 2006 to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director is not required, by reason of being a director, to account to the

  Company for any remuneration or other benefit that he derives from a relationship involving a conflict of interest or possible conflict of interest that has been authorized by the board.

          (b)   Subject to the provisions of any relevant legislation and provided that he has disclosed to the directors the nature and extent of any material interest of his, a director may be a party to, or otherwise interested in, any transaction, contract or arrangement with us and he may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested and that director shall not, by reason of his office, be accountable to the Company for any benefit that he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; and no such transaction or arrangement shall be liable to be voided on the ground of any such interest or benefit.

          (c)   Except as provided in our articles of association, a director shall not vote at a meeting of the directors in respect of any transaction or arrangement or any other proposal whatsoever in which he has an interest (together with any person connected with him within the meaning of section 252 of the Companies Act 2006), other than (i) an interest in shares or debentures or other securities of the Company, (ii) where permitted by the terms of any authorization of a conflict of interest or by an ordinary resolution, (iii) where the interest cannot reasonably be regarded as likely to give rise to a conflict of interest, or (iv) in the circumstances set out in paragraph (d) below, and shall not be counted in the quorum at a meeting in relation to any resolution on which he is not entitled to vote.

          (d)   A director shall (in the absence of some material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

              (i)  the giving of any guarantee, security or indemnity in respect of an obligation incurred by him or for the benefit us or any of our subsidiaries;

             (ii)  any proposal concerning an offer of shares or debentures or other securities of or by us or any of our subsidiaries for subscription or purchase or exchange in which offer he is or will be interested as a participant in the underwriting, sub-underwriting or guaranteeing of such offer;

            (iii)  any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise, provided that he (together with persons connected with him) does not to his knowledge hold an interest in shares representing one percent or more of the issued shares of any class of such company (or of any third company through which his interest is derived) or of the voting rights available to shareholders of the relevant company;

            (iv)  any proposal concerning arrangements pursuant to which benefits are made available to our employees and/or directors and which does not provide special benefits for directors or former directors;

             (v)  any proposal under which he may benefit concerning the giving of indemnities to our directors or other officers that the directors are empowered to give under our articles of association;

            (vi)  any proposal under which he may benefit concerning the purchase or maintenance of insurance for any of our directors or other officers; and

           (vii)  any proposal under which he may benefit concerning the provision to directors of funds to meet expenditures in defending proceedings.

          (e)   Where proposals are under consideration to appoint two or more directors to offices or employments with us or with any company in which we are interested or to fix or vary the terms of such appointments, such proposals may be divided and considered in relation to each director separately and in such case each of the directors concerned (if not debarred from voting under paragraph (d)(iv) above) shall be entitled to vote (and be counted in the quorum) in respect of each resolution, except that concerning his own appointment.

          (f)    If any question shall arise at any meeting as to the materiality of a director's interest or as to the entitlement of any director to vote and such question is not resolved by his agreeing voluntarily to abstain from voting, such question shall be referred to the chairman of the meeting (or where the interest concerns the chairman himself to the deputy chairman of the meeting) and his ruling in relation to any director shall be final and conclusive, except in a case where the nature or extent of the interests of the director concerned have not been fairly disclosed.

  Remuneration

          (a)   Each of the directors may (in addition to any amounts payable under paragraph (b) and (c) below or under any other provision of our articles of association) be paid out of the funds of the Company such sum by way of directors' fees as the directors may from time to time determine.

          (b)   Any director who is appointed to hold any employment or executive office with us or who, by our request, goes or resides abroad for any purposes of the Company or who otherwise performs services that in the opinion of the directors are outside the scope of his ordinary duties may be paid such additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the directors (or any duly authorized committee of the directors) may determine and either in addition to or in lieu of any remuneration provided for by or pursuant to any other Article.

          (c)   Each director may be paid his reasonable traveling expenses (including hotel and incidental expenses) of attending and returning from meetings of the directors or committees of the directors or general meetings or any separate meeting of the holders of any class of our shares or any other meeting that as a director he is entitled to attend and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company's business or in the discharge of his duties as a director.

  Pensions and Other Benefits

        The directors may exercise all the powers of the Company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director, or any person who is or was at any time employed by, or held an executive or other office or place of profit in, the Company or any body corporate that is or has been a subsidiary of the Company or a predecessor of the business of the Company or of any such subsidiary and for the families and persons who are or was a dependent of any such persons and for the purpose of providing any such benefits contribute to any scheme trust or fund or pay any premiums.

  Appointment and Retirement of Directors

          (a)   The directors shall have power to appoint any person who is permitted by the Companies Act 2006 and any other relevant legislation and is willing to act to be a director, either to fill a casual vacancy or as an additional director but so that the total number of directors shall not exceed the maximum number fixed (if any) by or in accordance with our articles of association. Any director so appointed shall retire from office at our annual general meeting following such appointment. Any director so retiring shall be eligible for re-election.

          (b)   Subject as provided in our articles of association, the shareholders may by ordinary resolution elect any person who is willing to act as a director either to fill a casual vacancy or as an addition to the existing directors or to replace a director removed from office under our articles of association but so that the total number of directors shall not at any one time exceed any maximum number fixed by or in accordance with our articles of association.

          (c)   At each annual general meeting a minimum number equal to one-third of the number of those directors who are not due to retire at the annual general meeting under sub-paragraph (a) above (referred to for as the purposes of this paragraph relevant directors) (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office. Directors retiring under paragraph (e) below shall be counted as part of this minimum number.

          (d)   The directors to retire by rotation pursuant to paragraph (c) above shall include (so far as necessary to obtain the minimum number required and after taking into account the directors to retire under paragraph (e) below) any relevant director who wishes to retire and not to offer himself for re-election. Any further directors to retire shall be those of the other relevant directors who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot. A retiring director shall be eligible for re-election.

          (e)   In any event, each director shall retire and shall (unless his terms of appointment with the Company specify otherwise) be eligible for re-election at the annual general meeting held in the third calendar year (or such earlier calendar year as may be specified for this purpose in his terms of appointment with the Company) following his last appointment, election or re-election at any general meeting of the Company.

          (f)    At the meeting at which a director retires under any provision of our articles of association, the shareholders may by ordinary resolution fill the vacated office by appointing a person eligible for election as a director under our articles of association to it, and in default the retiring director shall be deemed to have been re-appointed except where:

              (i)  that director has given notice to us that he is unwilling to be elected; or

             (ii)  at such meeting it is expressly resolved not to fill such vacated office or a resolution for the reappointment of such director shall have been put to the meeting and not passed.

          (g)   In the event of the vacancy not being filled at such meeting, it may be filled by the directors as a casual vacancy in accordance with sub-paragraph (a) above.

          (h)   The retirement of a director pursuant to paragraphs (c), (d) and (e) shall not have effect until the conclusion of the relevant meeting except where a resolution is passed to elect some other person in the place of the retiring director or a resolution for his re-election is put to the meeting and not passed and accordingly a retiring director who is re-elected or deemed to have been re-elected will continue in office without break.

  Company Name

        The directors may resolve to change the Company's name.

  Indemnity of Officers

        Subject to the provisions of any relevant legislation, each of our directors and other officers (excluding an auditor) are entitled to be indemnified by us against all liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. The Companies Act 2006 renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a directors as described in"—Differences in Corporate Law—Liability of Directors and Officers."

  Shareholders Meetings

  Annual General Meetings

        We shall in each year hold a general meeting of our shareholders in addition to any other meetings in that year, and shall specify the meeting as such in the notice convening it. The annual general meeting shall be held at such time and place as the directors may appoint.

  Calling of General Meetings

        The directors may call a general meeting of shareholders. The directors must call a general meeting if the shareholders and the Companies Act 2006 require them to do so. The arrangements for the calling of general meetings are described in "—Differences in Corporate Law—Notice of General Meetings."

  Quorum of Meetings

        No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business but the absence of a quorum shall not preclude the appointment of a chairman that shall not be treated as part of the business of a meeting. One or more qualifying persons present at a meeting and between them holding (or being the proxy or corporate representative of the holders of) at least one-third in number of the issued shares (excluding any shares held as treasury shares) entitled to vote on the business to be transacted are a quorum. A qualifying person for these purposes is an individual who is a member, a person authorized to act as the representative of a member (being a corporation) in relation to the meeting or a person appointed as proxy of a member in relation to the meeting.

  Other U.K. Law Considerations

  Mandatory Purchases and Acquisitions

        Pursuant to sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for the Company and the offeror has acquired or unconditionally contracted to acquire not less than 90 percent of the voting rights carried by those shares, the offeror may give notice, to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire and is entitled to so acquire, to acquire those shares of the same terms as the general offer.

  Disclosure of Interest in Shares

        Pursuant to Part 22 of the Companies Act 2006 and our articles of association, we are empowered by notice in writing to require any person whom we know to be, or have reasonable cause to believe to be, interested in the Company, our shares or, at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of any interest, rights, agreements or arrangements affecting any of the shares held by that person or in which such other person as aforesaid is interested (so far as is within his knowledge).

        Under our articles of association, if a person defaults in supplying us with the required particulars in relation to the shares in question ("default shares"), the directors may be notice direct that:

  •
  in respect of the default shares, the relevant member shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings; and/or

  •
  where the default shares represent at least 0.25 percent of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant member of shares other than certain approved transfers may be registered (unless the member himself is not in default and the transfer does not relate to default shares), and/or (c) any shares held by the relevant number in uncertificated form shall be converted into certificated form.

  Purchase of Own Shares

        Under English law, a public limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase. A limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

        Subject to the above, we may purchase our own shares in the manner prescribed below. We may purchase on a recognized investment exchange our own fully paid shares pursuant to an ordinary resolution of the Company. The resolution authorizing the purchase must:

  •
  specify the maximum number of shares authorized to be acquired;

  •
  determine the maximum and minimum prices that may be paid for the shares; and

  •
  specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

        We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by special resolution of the Company before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Registration Rights

        Under the Investors' Rights Agreement, dated February 23, 2015, or the Investors' Rights Agreement, certain of our shareholders have registration rights for the resale of the ordinary shares held by them. Under this agreement, the holders of approximately 84,948,400 ordinary shares (including in the form of ADSs) have the right to require us to register the offer and sale of their ordinary shares, or the registrable securities (including in the form of ADSs), or to include such registrable securities in registration statements we file, in each case as described below.

  Demand Registration Rights

        At any time after six months following our IPO, the holders of more than fifty percent of the registrable securities than outstanding have the right to demand that we use our best efforts to file a registration statement, provided that the anticipated aggregated offering price for such offering must exceed $10 million. We are only obligated to file up to two registration statements in connection with the exercise of demand registration rights.

        In addition, at any time after we qualify to file a registration statement on Form F-3 (or any substantially similar form such as Form S-3), any holder of registrable securities has the right to demand that we use our commercially reasonable efforts to file a registration statement on Form F-3 (or any substantially similar form such as Form S-3) covering at least $5 million of registrable securities. We are not obligated to file more than two such registration statements in any 12-month period.

  Right to Participate in Company Registrations

        If we propose to register (other than in certain excluded registrations) any ordinary shares or ADSs representing such ordinary shares, shareholders who have entered into the Investors' Rights Agreement are entitled to notice of such registration and to include their registrable securities in that registration. The registration of such shareholders' registrable securities pursuant to a company registration does not relieve us of the obligation to effect a demand registration. The managing underwriter has the right to limit the number of registrable securities included in a company registration if the managing underwriter believes it would interfere with the successful marketing of the ordinary shares or ADSs.

  Expenses of Registration

        Subject to limited exceptions, the Investors' Rights Agreement provides that we must pay all registration expenses in connection with the registration rights set forth above. The Investors' Rights Agreement contains customary indemnification and contribution provisions.

  Termination

        The registration rights set forth above terminate upon the earlier of (1) sale of the company (2) as to a particular holder, when such holder can sell all of its ordinary shares (including in the form of ADSs) without limitation during a three-month period without registration pursuant to Rule 144 under the Securities Act or another exemption; or (3) the fifth anniversary of the completion of our IPO.

Differences in Corporate Law

        The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company's articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

	England and Wales	Delaware
Removal of Directors

Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days' notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors

Under English law, the procedure by which directors (other than a company's initial directors) are appointed is generally set out in a company's articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Delaware law, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company's annual accounting reference date.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Notice of General Meetings

Under the Companies Act 2006, 21 clear days' notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company's articles of association providing for a longer period, at least 14 clear days' notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days' notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders' consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Preemptive Rights

Under the Companies Act 2006, "equity securities" (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution ("ordinary shares") or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.

Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock.

	England and Wales	Delaware
Liability of Directors and Officers

Under the Companies Act 2006, any provision (whether contained in a company's articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a "qualifying third party indemnity" (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a "qualifying pension scheme indemnity" (being an indemnity against liability incurred in connection with the company's activities as trustee of an occupational pension plan).

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•

any breach of the director's duty of loyalty to the corporation or its stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•

any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware
Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company's articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company's articles of association may provide more extensive rights for shareholders to call a poll.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.

England and Wales	Delaware
Shareholder Vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•

the approval at a shareholders' or creditors' meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:

•

to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•

to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•

to act in accordance with the company's constitution and only exercise his powers for the purposes for which they are conferred;

•

to exercise independent judgment;

•

to exercise reasonable care, skill and diligence;

•

not to accept benefits from a third party conferred by reason of his being a director or doing (or not doing) anything as a director; and

•

a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

	England and Wales	Delaware
Stockholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company's internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company's affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

•

state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

  City Code on Takeovers and Mergers

        If at the time of a takeover offer the U.K. Panel on Takeovers and Mergers (the "Takeover Panel") determines that we have our place of central management and control in the United Kingdom, we would be subject to the U.K. City Code on Takeovers and Mergers (the "Takeover Code"), which is issued and administered by the Takeover Panel. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

          (a)   acquires an interest in our shares which, when taken together with shares in which such person or persons acting in concert with such person are interested, carries 30% or more of the voting rights of our shares; or

          (b)   who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

  Exchange Controls

        There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares.

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. London Branch, having its principal office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

        We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-203642 when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

        Each ADS represents the right to receive and to exercise the beneficial ownership interests in 6 ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

        The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

        As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

  Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

  Distributions of Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

  Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary bank; or

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  It is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

  Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

  Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

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  We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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  We do not deliver satisfactory documents to the depositary bank; or

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  The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

  Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

  Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

        After the completion of this offering, the ordinary shares that underlie the ADSs that are being offered for sale pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in any applicable prospectus supplement.

        After the closing of this offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and English legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

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  ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and English considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends;

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  Obligations to pay fees, taxes and similar charges; and

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  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "Description of Share Capital—Key Provisions of Our Articles of Association—Shares and Rights Attaching to Them—Voting Rights."

        At our request, the depositary bank will distribute to you any notices of shareholders' meetings received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs in accordance with the voting instructions received from such holder.

        Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs upon deposit of ordinary shares (excluding issuances as a result of distributions of ordinary shares)	Up to U.S. 5¢ per ADS issued
Delivery of deposited property against surrender of ADSs	Up to U.S. 5¢ per ADS surrendered
Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off ordinary shares)	Up to U.S. 5¢ per ADS held
ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder you will also be responsible to pay certain charges such as:

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  taxes (including applicable interest and penalties) and other governmental charges;

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  the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

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  certain cable, telex and facsimile transmission and delivery expenses;

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  the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

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  the fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

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  the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        ADS fees and charges payable upon (i) deposit of ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC or presented to the depositary bank via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

        In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain ADS fees and charges such as the ADS service fee may become payable shortly after the closing of this offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

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  We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

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  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

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  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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  We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

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  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

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  We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

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  No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions," and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

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  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

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  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

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  Hold the foreign currency (without liability for interest) for the applicable holders.

  Governing Law/Waiver of Jury Trial

        The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

        AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

 PLAN OF DISTRIBUTION

        The ADSs may be offered and sold by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by us or by a purchaser of the ADSs on whose behalf such broker-dealer may act as agent. Sales and transfers of the ADSs may be effected from time to time in one or more transactions, in private or public transactions, on The Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. If sales and transfers are effected by means of an underwriting, underwriting discounts will not exceed 8% of the proceeds of the offering. Any or all of the ADSs may be sold from time to time by means of:

  •
  a sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

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  a block trade, in which a broker or dealer attempts to sell ADSs as agent but may position and resell a portion of ADSs as principal to facilitate the transaction;

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  in "at-the-market" offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

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  purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;

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  ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

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  the writing (sale) of put or call options on the ADSs;

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  the pledging of ADSs as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of ADSs by the lender thereunder;

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  an exchange distribution in accordance with the rules of the applicable stock exchange;

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  privately negotiated transactions;

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  settlement of short sales entered into after the date of this prospectus;

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  a combination of any such methods of sale; and

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  any other legally available means.

        To the extent required with respect to a particular offer or sale of ADSs, we will file a prospectus supplement, which will accompany this prospectus, to disclose the number of ADSs to be sold and the purchase price. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

        We may grant to the underwriters options to purchase additional ADSs, at the public offering price, with additional underwriting commissions or discounts, as applicable, set forth in the prospectus supplement. The terms of any such option will be set forth in the prospectus supplement for those ADSs.

        Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of the applicable underwriting sales or distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, ADSs may be sold on a daily basis on any stock exchange, market or trading facility on which the ADSs are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The agreement will provide that any ADSs sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ADSs. The terms of each such agreement will be described in a prospectus supplement.

        Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

        The aggregate net proceeds to us from the sale of ADSs will be the purchase price of such ADSs less any discounts, concessions or commissions.

        The ADSs covered by this prospectus may become qualified for sale under Section 4(1) of the Securities Act or Rules 144 or 145 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this prospectus.

        We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

 LEGAL MATTERS

        Certain legal matters of United States federal law and New York State law will be passed upon for us by Mayer Brown LLP. The validity of the ordinary shares represented by the ADSs and certain other legal matters as to English law will be passed upon for us by Mayer Brown International LLP, our English counsel.

EXPERTS

        The consolidated financial statements of Adaptimmune Therapeutics plc as of December 31, 2015, June 30, 2015 and 2014, and for the six month period ended December 31, 2015 and each of the years in the three year period ended June 30, 2015, which have been prepared under U.S. generally accepted accounting principles ("U.S. GAAP") and which were included in Item 9.01 of the Form 8-K dated July 8, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Adaptimmune Therapeutics plc prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board, which are included in the June 30, 2015 Annual Report on Form 20-F and the December 31, 2015 Transition Report on Form 20-F (which filings are incorporated by reference herein), are superseded by the consolidated financial statements prepared under U.S. GAAP included in Item 9.01 of the Form 8-K dated July 8, 2016, incorporated by reference herein.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        We are incorporated under the laws of England and Wales. Some of our directors and officers reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a United States court.

        We have appointed Adaptimmune LLC as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon the ADSs, the deposit agreement or the underwriting agreement related to such ADSs.

        Mayer Brown International LLP, our English counsel, has advised us that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

7,000,000 American Depositary Shares

Representing 42,000,000 Ordinary Shares

PROSPECTUS SUPPLEMENT

April 5, 2017